EXHIBIT 10.2

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                              TRANSACTION AGREEMENT

                         ------------------------------


                                      Among

                              HAFSLUND NYCOMED AS,

                                IVAX CORPORATION,

                                       and

                            IVAX NYCOMED CORPORATION

                          Dated as of October 18, 1995

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I

                ORGANIZATION OF IVAX NYCOMED AND ACQUISITION SUB

    SECTION 1.01.  IVAX NYCOMED Organization ..............................   4
    SECTION 1.02.  Acquisition Sub Organization ...........................   4

                                   ARTICLE II

                                   THE MERGER

    SECTION 2.01.  The Merger ............................................    5
    SECTION 2.02.  Effective Time; Closing ...............................    5
    SECTION 2.03.  Effect of the Merger ..................................    5
    SECTION 2.04.  Articles of Incorporation; By-Laws ....................    5
    SECTION 2.05.  Directors and Officers of the Surviving Corporation....    6
    SECTION 2.06.  Conversion of Capital Stock ...........................    6
    SECTION 2.07.  Exchange of Certificates ..............................    6
    SECTION 2.08.  Stock Transfer Books ..................................   10
    SECTION 2.09.  Stock Options .........................................   10

                                   ARTICLE III

                               THE SHARE EXCHANGE

    SECTION 3.01.  Nycomed Organization ..................................   12
    SECTION 3.02.  Purchase and Sale of the Medical Businesses Between
                               Hafslund Nycomed and Nycomed ..............   12
    SECTION 3.03.  Purchase and Sale of the Nycomed Shares Pursuant to the
                               Share Exchange ............................   12
    SECTION 3.04.  Closing of Share Exchange .............................   13
    SECTION 3.05.  Closing Deliveries by Hafslund Nycomed ................   13
    SECTION 3.06.  Closing Deliveries by IVAX NYCOMED ....................   13

                                   ARTICLE IV

                                  THE DEMERGER

    SECTION 4.01.  Holdings Organization..................................   13

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                                       ii

    SECTION 4.02.  Contribution of the IVAX NYCOMED Share Consideration
                               to Holdings ...............................   14
    SECTION 4.03.  Distribution of Holdings Shares to Hafslund Nycomed
                               Shareholders ..............................   14
    SECTION 4.04.  Exchange of Holdings Shares for IVAX NYCOMED Shares...    16

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF IVAX

    SECTION 5.01.  Organization and Qualification; Subsidiaries ..........   17
    SECTION 5.02.  Articles of Incorporation and By-Laws .................   18
    SECTION 5.03.  Capitalization ........................................   18
    SECTION 5.04.  Authority Relative to This Agreement ..................   19
    SECTION 5.05.  No Conflict; Required Filings and Consents ............   19
    SECTION 5.06.  Permits; Compliance with Laws .........................   20
    SECTION 5.07.  SEC Filings; Financial Statements .....................   21
    SECTION 5.08.  Absence of Certain Changes or Events ..................   22
    SECTION 5.09.  Employee Benefit Plans; Labor Matters .................   23
    SECTION 5.10.  Accounting and Tax Matters ............................   24
    SECTION 5.11.  Contracts; Debt Instruments ...........................   25
    SECTION 5.12.  Litigation ............................................   25
    SECTION 5.13.  Environmental Matters .................................   25
    SECTION 5.14.  Trademarks, Patents and Copyrights ....................   26
    SECTION 5.15.  Taxes .................................................   27
    SECTION 5.16.  Opinion of Financial Advisor ..........................   27
    SECTION 5.17.  Brokers ...............................................   28

                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF HAFSLUND NYCOMED

    SECTION 6.01.  Organization and Qualification; Subsidiaries ..........   28
    SECTION 6.02.  Articles of Association ...............................   28
    SECTION 6.03.  Capitalization ........................................   29
    SECTION 6.04.  Authority Relative to This Agreement ..................   29
    SECTION 6.05.  No Conflict; Required Filings and Consents; Transfer of
                               Medical Businesses ........................   30
    SECTION 6.06.  Permits; Compliance with Laws .........................   31
    SECTION 6.07.  Stock Exchange and SEC Filings; Financial Statements ..   32
    SECTION 6.08.  Absence of Certain Changes or Events; No Activities ...   33
    SECTION 6.09.  Employee Benefit Plans; Labor Matters .................   33

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                                       iii

    SECTION 6.10.  Accounting and Tax Matters ............................   35
    SECTION 6.11.  Contracts; Debt Instruments ...........................   36
    SECTION 6.12.  Litigation ............................................   36
    SECTION 6.13.  Environmental Matters .................................   36
    SECTION 6.14.  Trademarks, Patents and Copyrights ....................   37
    SECTION 6.15.  Taxes .................................................   38
    SECTION 6.16.  Opinion of Financial Advisor ..........................   38
    SECTION 6.17.  Brokers ...............................................   38

                                   ARTICLE VII

                        REPRESENTATIONS AND WARRANTIES OF
                                  IVAX NYCOMED

    SECTION 7.01.  Representations and Warranties of IVAX NYCOMED ........   38

                                  ARTICLE VIII

                                    COVENANTS

    SECTION 8.01.  Conduct of Business by IVAX Pending the Closing .......   40
    SECTION 8.02.  Conduct of Business by Hafslund Nycomed Pending the
                               Closing ...................................   43
    SECTION 8.03.  Cooperation; Steering Committee .......................   45
    SECTION 8.04.  Notices of Certain Events .............................   46
    SECTION 8.05.  Access to Information; Confidentiality ................   46
    SECTION 8.06.  No Solicitation of Transactions .......................   47
    SECTION 8.07.  Pooling ...............................................   48
    SECTION 8.08.  Letters of Accountants ................................   48
    SECTION 8.09.  Plan of Reorganization ................................   48
    SECTION 8.10.  Performance of Holdings, Nycomed and Acquisition Sub
                               Obligations ...............................   48
    SECTION 8.11.  Transfer of Assets of the Medical Businesses to Nycomed;
             Non-Assignable Assets .......................................   49
    SECTION 8.12.  Further Action; Consents; Filings .....................   50
    [SECTION 8.13.  Approval of Corporate Assembly .......................   50

                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

    SECTION 9.01.  Registration Statement; Proxy Statement ...............   51

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                                       iv

    SECTION 9.02.  Stockholders' Meetings ................................   53
    SECTION 9.03.  Employee Benefits Matters .............................   54
    SECTION 9.04.  Directors' and Officers' Indemnification and Insurance.   54
    SECTION 9.05.  Pooling Affiliates ....................................   55
    SECTION 9.06.  Public Announcements ..................................   56
    SECTION 9.07.  Stock Exchange Listings ...............................   56
    SECTION 9.08.  Amendment of Nycomed Purchase and Sale Agreement ......   57
    SECTION 9.09.  Lease of Hafslund Manner ..............................   57

                                    ARTICLE X

                         CONDITIONS TO THE TRANSACTIONS

    SECTION 10.01.  Conditions to the Obligations of Each Party to Consummate
                               the Transactions ...........................  57
    SECTION 10.02.  Conditions to the Obligations of IVAX .................  60
    SECTION 10.03.  Conditions to the Obligations of Hafslund Nycomed,
                               Holdings and Nycomed .......................  61

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

    SECTION 11.01.  Termination ..........................................   62
    SECTION 11.02.  Effect of Termination ................................   65
    SECTION 11.03.  Amendment ............................................   65
    SECTION 11.04.  Waiver ...............................................   65
    SECTION 11.05.  Fees and Expenses ....................................   66

                                   ARTICLE XII

                               GENERAL PROVISIONS

    SECTION 12.01.  Non-Survival of Representations, Warranties and
                               Agreements ................................   68
    SECTION 12.02.  Notices ..............................................   68
    SECTION 12.03.  Certain Definitions ..................................   70
    SECTION 12.04.  Severability .........................................   71
    SECTION 12.05.  Assignment; Binding Effect; Benefit ..................   71
    SECTION 12.06.  Incorporation of Exhibits ............................   71
    SECTION 12.07.  Specific Performance .................................   71
    SECTION 12.08.  Governing Law; Governing Language ....................   72

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                                        v

    SECTION 12.09.  Submission to Jurisdiction; Venue ....................   72
    SECTION 12.10.  Headings .............................................   73
    SECTION 12.11.  Counterparts .........................................   73
    SECTION 12.12.  Entire Agreement .....................................   73

EXHIBIT 1.01(a)           Specified Officers of IVAX NYCOMED
EXHIBIT 1.01(b)(i)        Form of Articles of Incorporation of IVAX NYCOMED
EXHIBIT 1.01(b)(ii)       Form of IVAX NYCOMED By-Laws
EXHIBIT 1.02              Form of Articles of Incorporation of Acquisition Sub
EXHIBIT 3.01(b)           Form of Articles of Association of Nycomed
EXHIBIT 3.02              Forms of Ancillary Nycomed Purchase and Sale Agreement
EXHIBIT 4.01(c)           Form of Articles of Association of Holdings
EXHIBIT 4.02              Form of Demerger Plan
EXHIBIT 8.10(a)           Form of Amendment to this Agreement
EXHIBIT 8.10(c)           Form of Holdings/IVAX NYCOMED Agreement
EXHIBIT 9.05(a)           Form of Affiliate Letter for Affiliates of IVAX
EXHIBIT 9.05(b)           Form of Affiliate Letter for Affiliates of Hafslund
                            Nycomed

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                            GLOSSARY OF DEFINED TERMS

Acquisition Sub                                               Recitals
affiliate                                                     section 12.03(a)
Agreement                                                     Preamble
Amendment                                                     section 8.10(a)
AMEX                                                          section 2.07(e)
Articles of Merger                                            section 2.02
beneficial owner                                              section 12.03(b)
Blue Sky Laws                                                 section 5.05(b)(i)
business day                                                  section 12.03(c)
CERCLA                                                        section 5.13
Certificates                                                  section 2.07(a)
Class A Exchange Ratio                                        section 4.03(a)
Class B Exchange Ratio                                        section 4.03(a)
Closing                                                       section 2.02
Code                                                          Recitals
Competing Transaction                                         section 8.06(b)
Confidentiality Agreement                                     section 8.05(b)
Demerger Distribution                                         section 4.03(a)
Demerger Exchange Ratios                                      section 4.03(a)
Demerger Filing                                               section 6.05(b)
Demerger Plan                                                 section4.02
Demerger                                                      Recitals
Dillon Read                                                   section 5.16
Effective Time                                                section 2.02
Energy Business                                               Recitals
Energy Business Option                                        section 4.03(b)
Environmental Laws                                            section 5.13(d)
Environmental Permits                                         section 5.13(d)
ERISA                                                         section 5.09(a)
European Exchanges                                            section 6.05(b)
Exchange Act                                                  section 5.05(b)(i)
Exchange Agent                                                section 2.07(a)
Exchange Facilities                                           section 4.04
Exchange Fund                                                 section 2.07(a)
Exchange Period                                               section 4.04
Expenses                                                      section 11.05(a)
FBCA                                                          Recitals
FDA                                                           section 5.06(a)
FDCA                                                          section 5.06(b)
Governmental Entity                                           section 5.05(b)

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                                       II

Hazardous Materials                                           section 5.13
HSR Act                                                       section 5.05(b)(i)
Hafslund Nycomed                                              Preamble
Hafslund Nycomed Authorized Agent                             section 12.09
Hafslund Nycomed Benefit Plans                                section 6.09(a)
Hafslund Nycomed Common Stock                                 Recitals
Hafslund Nycomed Class A Common Stock                         Recitals
Hafslund Nycomed Class B Common Stock                         Recitals
Hafslund Nycomed Disclosure Schedule                          section 6.03
Hafslund Nycomed Foreign Benefit Plan                         section 6.09(c)
Hafslund Nycomed Material Adverse Effect                      section 6.01
Hafslund Nycomed Material Contract                            section 6.11
Hafslund Nycomed Options                                      section 4.03(b)
Hafslund Nycomed Parties                                      section 10.02(a)
Hafslund Nycomed Permits                                      section 6.06
Hafslund Nycomed Reports                                      section 6.07(a)
Hafslund Nycomed Stock Options Plans                          section 4.03(b)
Hafslund Nycomed Subsidiaries                                 section 6.01
Hafslund Nycomed Termination Fee                              section 11.05(c)
Holdings                                                      Recitals
Holdings Voting Agreement                                     section 8.10(c)
Holdings Common Stock                                         Recitals
IRS                                                           section 5.09(a)(i)
IVAX                                                          Preamble
IVAX Authorized Agent                                         section 12.09
IVAX Benefit Plans                                            section 5.09(a)
IVAX Common Stock                                             Recitals
IVAX Disclosure Schedule                                      section 5.03
IVAX Excess Shares                                            section 2.07(e)
IVAX Foreign Benefit Plan                                     section 5.09(c)
IVAX Material Adverse Effect                                  section 5.01
IVAX Material Contract                                        section 5.11
IVAX Options                                                  section 2.09(a)
IVAX Permits                                                  section 5.06(a)
IVAX Reports                                                  section 5.07(a)
IVAX Shares Trust                                             section 2.07(e)
IVAX Stock Option Plans                                       section 2.09(a)
IVAX Stockholders' Meeting                                    section 9.01(a)(i)
IVAX Subordinated Notes                                       section 5.03
IVAX Subsidiaries                                             section 5.01
IVAX Termination Fee                                          section 11.05(b)
IVAX NYCOMED                                                  Preamble

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                                       III

IVAX NYCOMED Common Stock                                   Recitals
IVAX NYCOMED Option                                         section 4.03(b)
IVAX NYCOMED Share Consideration                            3.03
knowledge                                                   section 12.03(e)
Law                                                         section 5.06(b)
London Courts                                               section 12.09
Medical Businesses                                          Recitals
Merger                                                      Recitals
Merger Exchange Ratio                                       section 2.06(a)
Merrill Lynch                                               section 6.16
NOK                                                         section 12.03(f)
Nycomed                                                     Preamble
Nycomed Common Stock                                        Recitals
Nycomed Purchase and Sale Agreements                        section 3.02
Nycomed Shares                                              section 3.03
NYSE                                                        section 6.05(b)
OSE                                                         section 6.05(b)
person                                                      section 12.03(g)
Pooling Affiliate                                           section 9.05(a)
Proxy Statement                                             section 9.01(a)(iii)
Registration Statement                                      section 9.01(a)(ii)
Regulations                                                 Recitals
Representatives                                             section 8.05(a)
SEC                                                         Recitals
Securities Act                                              section 5.05(b)(i)
Share Exchange                                              Recitals
Share Exchange Share Issuance                               Recitals
Steering Committee                                          section 8.03(b)
Stockholders' Meetings                                      section 9.02
subsidiary(ies)                                             section 12.03(h)
Substitute Option                                           section 2.09(a)
Surviving Corporation                                       section 2.01
Taxes                                                       section 5.15
Terminating Hafslund Nycomed Breach                         section 11.01(h)
Terminating IVAX Breach                                     section 11.01(g)
Third Party Provisions                                      section 12.05
Transactions                                                Recitals
"$"                                                         section 12.03(d)

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                              TRANSACTION AGREEMENT

                  TRANSACTION AGREEMENT dated as of October 18, 1995 (this "AGREEMENT") among HAFSLUND NYCOMED AS, a corporation organized under the laws of the Kingdom of Norway ("HAFSLUND NYCOMED"; after the consummation of the Demerger, Hafslund Nycomed shall be known as Hafslund AS, "HAFSLUND"), IVAX CORPORATION, a Florida corporation ("IVAX"), and IVAX NYCOMED CORPORATION, a Florida corporation ("IVAX NYCOMED").

                              W I T N E S S E T H :

                  WHEREAS, the Boards of Directors of IVAX and Hafslund Nycomed have determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective companies and stockholders to combine their respective businesses (other than Hafslund Nycomed's Norwegian business of generating hydroelectric power and transmitting, buying and selling electric power (the "ENERGY BUSINESS")) in a "merger of equals" transaction to be effected as set forth in this Agreement;

                  WHEREAS, upon the terms and subject to the conditions of this Agreement and of the Nycomed Purchase and Sale Agreement (as defined below), Hafslund Nycomed shall sell to Nycomed AS, a corporation to be organized by Hafslund Nycomed under the laws of the Kingdom of Norway and which will be a wholly owned subsidiary of Hafslund Nycomed ("NYCOMED"), and Nycomed shall purchase and assume from Hafslund Nycomed, all of Hafslund Nycomed's businesses, assets and liabilities other than the Energy Business and the assets and liabilities related to the Energy Business (such businesses, assets and liabilities purchased and sold being the "MEDICAL BUSINESSES");

                  WHEREAS, Hafslund Nycomed and IVAX have organized IVAX NYCOMED and have caused IVAX NYCOMED to issue to each of them 50% of its outstanding capital stock;

                  WHEREAS, upon the terms and subject to the conditions of this Agreement, IVAX NYCOMED will acquire from Hafslund Nycomed all the issued and outstanding shares of common stock, with a nominal value of NOK 1,000.00 per share, of Nycomed (the "NYCOMED COMMON STOCK") for a specified number of shares of common stock, par value $.01 per share, of IVAX NYCOMED (the "IVAX NYCOMED COMMON STOCK") (such exchange of shares being the "SHARE EXCHANGE");

                  WHEREAS, upon the terms and subject to the conditions of this Agreement, Hafslund Nycomed (A) shall contribute to IVAX NYCOMED B AS, a corporation to be

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                                        2

organized by Hafslund Nycomed under the laws of the Kingdom of Norway and which will be a wholly owned subsidiary of Hafslund Nycomed ("HOLDINGS"), all shares of IVAX NYCOMED Common Stock owned by Hafslund Nycomed, including the shares of IVAX NYCOMED Common Stock received by Hafslund Nycomed in the Share Exchange and
(B) shall distribute, or cause to be distributed, to its shareholders all of its shares of common stock, with a nominal value of NOK 4.00 per share, of Holdings (the "HOLDINGS COMMON STOCK") (such contribution and distribution of shares of Holdings Common Stock being the "DEMERGER");

                  WHEREAS, upon the terms and subject to the conditions of this Agreement, IVAX NYCOMED will acquire all the issued and outstanding shares of common stock, par value $.10 per share, of IVAX (the "IVAX COMMON STOCK") pursuant to the merger (the "MERGER"; and, together with the Share Exchange and the Demerger, the "TRANSACTIONS") of Acquisition Sub, a corporation to be organized under the laws of the State of Florida by IVAX NYCOMED and which will be a wholly owned subsidiary of IVAX NYCOMED ("ACQUISITION SUB"), with and into IVAX in accordance with the Business Corporation Act of the State of Florida (the "FBCA"), as more fully described below;

                  WHEREAS, as a result of the Transactions, (i) Nycomed will be a wholly owned subsidiary of IVAX NYCOMED, (ii) IVAX will be a wholly owned subsidiary of IVAX NYCOMED, (iii) the shareholders of IVAX will become shareholders of IVAX NYCOMED, (iv) the shareholders of Hafslund Nycomed will become shareholders of Holdings and (iv) Holdings will become a shareholder of IVAX NYCOMED;

                  WHEREAS, it is the intention of the parties hereto that the holders of Holdings Common Stock and holders of IVAX NYCOMED Common Stock shall, to the fullest extent possible, participate equally, on a pro rata basis, in the economic and other rights, benefits and burdens of ownership of IVAX NYCOMED Common Stock, as if each holder of Holdings Common Stock were a direct owner of a number of shares of IVAX NYCOMED Common Stock equal to the number of shares of Holdings Common Stock held by such holder of Holdings Common Stock multiplied by the Share Ratio (as defined in the Holdings Voting Agreement referred to below), and that neither the holders of Holdings Common Stock nor the direct holders of IVAX NYCOMED Common Stock should enjoy any greater or lesser economic or other rights, benefits and burdens of ownership of IVAX NYCOMED Common Stock;

                  WHEREAS, the Board of Directors of IVAX has adopted this Agreement and approved the Transactions, including the Merger, as contemplated by this Agreement and has recommended that the holders of IVAX Common Stock vote to approve this Agreement and the terms of the Merger as contemplated by this Agreement;

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                                        3

                  WHEREAS, the Board of Directors and shareholders of IVAX NYCOMED have adopted this Agreement and approved the Transactions, including the Share Exchange and the issuance of shares of IVAX NYCOMED Common Stock pursuant to the terms of the Share Exchange (the "SHARE EXCHANGE SHARE ISSUANCE"), as contemplated by this Agreement;

                  WHEREAS, the Board of Directors of Hafslund Nycomed has adopted this Agreement and approved the Transactions, including the Share Exchange and the Demerger, as contemplated by this Agreement and has recommended that the holders of shares of Class A Common Stock, with a nominal value of NOK 5 per share, of Hafslund Nycomed (the "HAFSLUND NYCOMED CLASS A COMMON STOCK") and shares of Class B Common Stock, with a nominal value of NOK 5 per share, of Hafslund Nycomed (the "HAFSLUND NYCOMED CLASS B COMMON STOCK"; and, together with the Hafslund Nycomed Class A Common Stock, the "HAFSLUND NYCOMED COMMON STOCK") vote to approve this Agreement, the Share Exchange and the Demerger;

                  WHEREAS, this Agreement and the terms of the Merger contemplated by this Agreement have been adopted by the Board of Directors of IVAX NYCOMED and shall be approved by IVAX NYCOMED as sole stockholder of Acquisition Sub in accordance with the FBCA;

                  WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of
Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE"), and the Treasury Regulations (the "REGULATIONS") thereunder;

                  WHEREAS, the parties intend that the Transactions will be accounted for under applicable Norwegian and United States accounting rules and applicable United States Securities and Exchange Commission (the "SEC") accounting standards as a "pooling of interests" for financial accounting purposes;

                  WHEREAS, concurrently with the execution of this Agreement and as an inducement to IVAX to enter into this Agreement, certain stockholders of Hafslund Nycomed have entered into Voting Agreements pursuant to which such stockholders, among other things, have agreed to vote certain of the outstanding shares of Hafslund Nycomed Class A Common Stock and certain of the outstanding shares of Hafslund Nycomed Class B Common Stock in favor of the approval of this Agreement, the Share Exchange and the Demerger; and

                  WHEREAS, concurrently with the execution of this Agreement and as an inducement to Hafslund Nycomed to enter into this Agreement, certain stockholders of IVAX have entered into Voting Agreements pursuant to which such stockholders, among other

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                                        4

things, have agreed to vote certain of the outstanding shares of IVAX Common Stock in favor of the approval of this Agreement and the Merger.

                   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                ORGANIZATION OF IVAX NYCOMED AND ACQUISITION SUB

                  SECTION 1.01. IVAX NYCOMED ORGANIZATION. (a) Immediately prior to the Effective Time, IVAX and Hafslund Nycomed shall take all necessary action to (i) cause the full Board of Directors of IVAX NYCOMED at the Effective Time to consist of (A) 10 persons who are currently directors of IVAX, or selected by the board of directors of IVAX, and mutually agreeable to Hafslund Nycomed and IVAX and (B) 10 persons who are currently directors of Hafslund Nycomed, or selected by the board of directors of Hafslund Nycomed, and mutually agreeable to Hafslund Nycomed and IVAX and (ii) cause to be confirmed as officers of IVAX NYCOMED the persons listed on Exhibit 1.01(a), each to the office listed opposite such person's name.

                  (b) IVAX and Hafslund Nycomed shall take all action necessary to cause (i) the Articles of Incorporation and (ii) the By-Laws of IVAX NYCOMED, as of the time the Registration Statement shall become effective, to be in the form attached hereto as Exhibits 1.01(b)(i) and 1.01(b)(ii), respectively. The Articles of Incorporation of IVAX NYCOMED shall provide, among other things, that the name of IVAX NYCOMED shall be "IVAX NYCOMED CORPORATION".

                  (c) Until the Effective Time, except as otherwise expressly provided in this Agreement, (i) IVAX NYCOMED shall not acquire any assets or incur any liabilities of any kind and (ii) IVAX NYCOMED shall not conduct any business of any kind.

                  SECTION 1.02. ACQUISITION SUB ORGANIZATION. (a) As promptly as practicable after the date of this Agreement, IVAX NYCOMED shall incorporate, or cause the incorporation of, Acquisition Sub as a wholly owned subsidiary of IVAX NYCOMED under the laws of the State of Florida. Except as otherwise provided in this Agreement, Acquisition Sub shall not conduct any business of any kind.

                  (b) IVAX NYCOMED shall take all action necessary to cause the Articles of Incorporation of Acquisition Sub, as of the time the Registration Statement shall have become effective, to be in the form attached hereto as
Exhibit 1.02.

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                                        5

                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01. THE MERGER. Provided that this Agreement shall not have been terminated in accordance with Section 11.01, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with
Section 607.1101 of the FBCA, at the Effective Time (as defined in Section 2.02), Acquisition Sub shall be merged with and into IVAX. As a result of the Merger, the separate corporate existence of Acquisition Sub shall cease, and IVAX shall be the surviving corporation of the Merger (the "SURVIVING CORPORATION"); PROVIDED, HOWEVER, that the parties hereto agree to amend this agreement, in a manner consistent with the intention of this Article II, to provide for the merger of IVAX with and into Acquisition Sub in the event that IVAX requests such an amendment.

                  SECTION 2.02. EFFECTIVE TIME; CLOSING. Provided that this Agreement shall not have been terminated in accordance with Section 11.01, as promptly as practicable after the satisfaction or, if permissible and effected as provided in Section 11.04, waiver of the conditions set forth in Article X (or such other date as may be agreed to in writing by Hafslund Nycomed and IVAX), and substantially contemporaneously with the distribution of shares of Holdings Common Stock pursuant to the Demerger, IVAX NYCOMED shall cause the Merger to be consummated by filing articles of merger (the "ARTICLES OF MERGER") with the Florida Department of State in such form as required by, and executed in accordance with, Section 607.1105 of the FBCA (the date and time of such filing, or such later date or time as set forth therein, being the "EFFECTIVE TIME"). Immediately prior to the filing of the Articles of Merger, a closing (the "CLOSING") will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, NY 10022, unless another time, date or place is agreed to in writing by the parties hereto.

                  SECTION 2.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 607.1106 of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of IVAX and Acquisition Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of IVAX and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 2.04. ARTICLES OF INCORPORATION; BY-LAWS. At the Effective Time, (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as the Articles of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time and (b) the By-Laws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the By-Laws of the Surviving Corporation.

                  SECTION 2.05. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. (a) The directors of Acquisition Sub at the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation until their successors shall have been elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws and (b) the officers of IVAX at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                  SECTION 2.06. CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of IVAX, Acquisition Sub, IVAX NYCOMED or the holders of any shares of IVAX Common Stock:

                  (a) each share of IVAX Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of IVAX Common Stock to be cancelled pursuant to Section 2.06(b)) shall be converted, subject to Section 2.07(e), into the right to receive one share of IVAX NYCOMED Common Stock (the "MERGER EXCHANGE RATIO");

                  (b) each share of IVAX Common Stock held in the treasury of IVAX and each share of IVAX Common Stock owned by IVAX NYCOMED or any direct or indirect wholly owned subsidiary of IVAX NYCOMED or of IVAX shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

                  (c) each issued and outstanding share of common stock, par value $.01 per share, of Acquisition Sub will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and

                  (d) each share of IVAX NYCOMED Common Stock held by IVAX or any direct or indirect wholly owned subsidiary of IVAX shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  SECTION 2.07. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. IVAX NYCOMED shall deposit, or shall cause to be deposited, promptly after the Effective Time with a bank or trust company designated by IVAX and reasonably satisfactory to IVAX NYCOMED (the "EXCHANGE AGENT"), for the benefit of the holders of certificates that, immediately prior to the Effective Time, represented outstanding shares of IVAX Common Stock (the "CERTIFICATES"), for exchange in accordance with this Article III through the Exchange Agent, certificates representing the shares of IVAX NYCOMED Common Stock issuable pursuant to Section 2.06(a) (such certificates for shares of IVAX NYCOMED Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). IVAX NYCOMED shall give the Exchange Agent irrevocable instructions to deliver the shares of IVAX NYCOMED Common Stock contemplated to be issued pursuant to Section 2.06 out of the Exchange Fund as promptly as practicable after the Effective Time. Except as contemplated by Section 2.07(f) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, IVAX NYCOMED shall cause the Exchange Agent to mail to each registered holder of a Certificate (i) a letter of transmittal (which shall be in customary form, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of IVAX NYCOMED Common Stock and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for exchange, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of IVAX NYCOMED Common Stock that such holder has the right to receive in respect of such Certificate (after taking into account all shares of IVAX Common Stock then held by such holder), cash in lieu of any fractional shares of IVAX NYCOMED Common Stock to which such holder is entitled pursuant to Section 2.07(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of IVAX Common Stock that is not registered in the transfer records of IVAX, a certificate representing the proper number of shares of IVAX NYCOMED Common Stock, cash in lieu of any fractional shares of IVAX NYCOMED Common Stock to which such holder is entitled pursuant to Section 2.07(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(c) may be issued to a transferee if the Certificate representing such shares of IVAX Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.07, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender a certificate or certificates representing shares of IVAX NYCOMED Common Stock, cash in lieu of any fractional shares of IVAX NYCOMED Common Stock to which such holder is entitled pursuant to Section 2.07(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(c).

                  (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF IVAX NYCOMED COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to the shares of IVAX NYCOMED Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered IVAX Certificates with respect to the shares of IVAX NYCOMED Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.07(e), until the holder of such Certificates shall surrender such Certificates. Subject to the effect of escheat, tax or any other applicable United States, Norwegian or other law, statute, ordinance, rule, regulation, order, judgment or decree, following surrender of any such Certificates, there shall be paid to the holder of the Certificates representing whole shares of IVAX NYCOMED Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of IVAX NYCOMED Common Stock to which such holder is entitled pursuant to Section 2.07(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore declared or made with respect to such whole shares of IVAX NYCOMED Common Stock but unpaid because of such holder's failure to surrender such Certificates and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of IVAX NYCOMED Common Stock.

                  (d) NO FURTHER RIGHTS IN SHARES OF IVAX COMMON STOCK. All shares of IVAX NYCOMED Common Stock issued upon conversion of the shares of IVAX Common Stock in accordance with the terms hereof (and any cash paid pursuant to Section 2.07(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of IVAX Common Stock.

                  (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of IVAX NYCOMED Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of IVAX NYCOMED. Each holder of a fractional share interest shall be paid an amount in cash representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of shares of IVAX NYCOMED Common Stock that would otherwise be issued to such holders ("IVAX EXCESS SHARES"). The sale of the IVAX Excess Shares by the Exchange Agent shall be executed on the American Stock Exchange, Inc. (the "AMEX") through one or more member firms of the AMEX and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the former holders of shares of IVAX Common Stock, IVAX NYCOMED will cause the Exchange Agent to hold such proceeds in trust for the holders of such fractional share interests (the "IVAX SHARES TRUST"). IVAX NYCOMED shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the IVAX Excess Shares. The Exchange Agent shall determine the portion of the IVAX Shares Trust to which each former holder of shares of IVAX Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the IVAX Shares Trust by a fraction the numerator of which is the amount of the fractional shares of IVAX NYCOMED Common Stock to which such former holder of shares of IVAX Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of IVAX Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to former holders of shares of IVAX Common Stock in lieu of any fractional shares of IVAX NYCOMED Common Stock interests, the Exchange Agent shall make available such amounts to such former holders of shares of IVAX Common Stock without interest.

                  (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former holders of shares of IVAX Common Stock for six months after the Effective Time shall be delivered to IVAX NYCOMED, upon demand, and any holders of Certificates shall thereafter look only to IVAX NYCOMED for shares of IVAX NYCOMED Common Stock, any cash in lieu of fractional shares of IVAX NYCOMED Common Stock to which they are entitled pursuant to Section 2.07(e) and any dividends or other distributions with respect to the shares of IVAX NYCOMED Common Stock to which they are entitled pursuant to Section 2.07(c). Any portion of the Exchange Fund remaining unclaimed by holders of Certificates as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable Law, become the property of IVAX NYCOMED free and clear of any claims or interest of any person previously entitled thereto.

                  (g) NO LIABILITY. Neither IVAX NYCOMED nor the Surviving Corporation shall be liable to any holder of shares of IVAX Common Stock for any such shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  (h) WITHHOLDING RIGHTS. Each of the Surviving Corporation and IVAX NYCOMED shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of IVAX Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state or local tax law of the United States, Norway or any other jurisdiction. To the extent that amounts are so withheld by the Surviving Corporation or IVAX NYCOMED, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of IVAX Common Stock in respect of which such deduction and withholding were made by the Surviving Corporation or IVAX NYCOMED, as the case may be.

                  (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of IVAX NYCOMED Common Stock, any cash in lieu of fractional shares of IVAX NYCOMED Common Stock to which the holders thereof are entitled pursuant to Section 2.07(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.07(c).

                  SECTION 2.08. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of IVAX shall be closed and there shall be no further registration of transfers of shares of IVAX Common Stock thereafter on the records of IVAX. From and after the Effective Time, the holders of Certificates representing shares of IVAX Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to shares of IVAX Common Stock represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or IVAX NYCOMED for any reason shall be converted into shares of IVAX NYCOMED Common Stock, any cash in lieu of fractional shares of IVAX NYCOMED Common Stock to which the holders thereof are entitled pursuant to Section 2.07(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.07(c).

                  SECTION 2.09. STOCK OPTIONS. (a) Pursuant to amendments effected in accordance with Section 9.03 hereof, all options (the "IVAX OPTIONS") outstanding, whether or not exercisable and whether or not vested at the Effective Time under IVAX's 1994 Stock Option Plan or 1985 Stock Option Plan or any plans assumed by IVAX in connection with any acquisition, business combination or similar transaction (collectively, the "IVAX STOCK OPTION PLANS"), shall remain outstanding following the Effective Time. At the Effective Time, the IVAX Options shall, by virtue of the Merger and without any further action on the part of IVAX or the holder thereof, be assumed by IVAX NYCOMED in such manner that IVAX NYCOMED (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to any such IVAX Options, would be such a corporation were Section 424 of the Code applicable to such IVAX Options. From and after the Effective Time, all references to IVAX in the IVAX Stock Option Plans, Employee Savings Plan and the applicable stock option agreements issued thereunder shall be deemed to refer to IVAX NYCOMED, which shall have assumed the IVAX Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each IVAX Option assumed by IVAX NYCOMED (each a "SUBSTITUTE OPTION") shall be exercisable upon the same terms and conditions as under the applicable IVAX Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of IVAX NYCOMED Common Stock (rounded up or down to the nearest whole share) equal to the number of shares of IVAX Common Stock subject to such IVAX Option multiplied by the Merger Exchange Ratio; and (B) the option price per share of IVAX NYCOMED Common Stock shall be an amount equal to the option price per share of IVAX Common Stock subject to such IVAX Option in effect immediately prior to the Effective Time divided by the Merger Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). Notwithstanding anything in this Section 2.09 or in Section
9.03 to the contrary, any specified treatment of the IVAX Options which shall be inconsistent with accounting for the Transactions as a "pooling of interests" for financial accounting purposes shall be modified to the extent necessary to make such treatment consistent with "pooling of interests" accounting treatment.

                  (b) As soon as practicable after the Effective Time, IVAX NYCOMED shall deliver to each holder of an outstanding IVAX Option an appropriate notice setting forth such holder's rights pursuant thereto and such IVAX Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this
Section 2.09 after giving effect to the Merger). IVAX NYCOMED shall comply with the terms of all such IVAX Options and ensure, to the extent required by, and subject to the provisions of, the IVAX Stock Option Plans that IVAX Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. IVAX NYCOMED shall take all corporate action necessary to reserve for issuance a sufficient number of shares of IVAX NYCOMED Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.09. As soon as practicable after the Effective Time, the shares of IVAX NYCOMED Common Stock subject to IVAX Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and IVAX NYCOMED shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. In addition, IVAX NYCOMED shall use all reasonable efforts to cause the shares of IVAX NYCOMED Common Stock subject to IVAX Options to be listed on the AMEX, the London Stock Exchange and such other exchanges as IVAX NYCOMED shall determine.

                                   ARTICLE III

                               THE SHARE EXCHANGE

                  SECTION 3.01. NYCOMED ORGANIZATION. (a) As promptly as practicable after the date of this Agreement, Hafslund Nycomed shall incorporate Nycomed as a wholly owned subsidiary of Hafslund Nycomed under the laws of the Kingdom of Norway. Except as otherwise expressly provided in this Agreement, (i) Hafslund Nycomed shall not contribute to Nycomed, and Nycomed shall not otherwise acquire or assume, any assets or liabilities of any kind and (ii) Nycomed shall not conduct any business of any kind.

                  (b) Hafslund Nycomed shall take all action necessary to cause the Articles of Association of Nycomed, as of the time the Registration Statement shall have become effective, to be in the form attached hereto as
Exhibit 3.01(b). The Articles of Association of Nycomed shall provide, among other things, that the name of Nycomed shall be "NYCOMED AS".

                  SECTION 3.02. PURCHASE AND SALE OF THE MEDICAL BUSINESSES BETWEEN HAFSLUND NYCOMED AND NYCOMED. Upon the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the consummation of the Transactions set forth in Article X of this Agreement, and immediately prior to the Effective Time, Hafslund Nycomed shall (a) make a capital contribution to Nycomed in an amount equal to NOK 150,000 plus the Purchase Price Credit (as defined in the Nycomed Purchase and Sale Agreement), and (b) sell to Nycomed, and Nycomed shall purchase from Hafslund Nycomed and assume the liabilities of, the Medical Businesses. Such purchase and sale and assumption of liabilities shall be effected pursuant to, and in accordance with, the terms contained in the Purchase and Sale Agreement to be entered into between Hafslund Nycomed and Nycomed (such Purchase and Sale Agreement being the "NYCOMED PURCHASE AND SALE AGREEMENT") and in Purchase and Sale Agreements between certain Hafslund Nycomed Subsidiaries and Nycomed (the "ANCILLARY NYCOMED PURCHASE AND SALE AGREEMENTS") substantially in the forms attached hereto as Exhibit 3.02.

                  SECTION 3.03. PURCHASE AND SALE OF THE NYCOMED SHARES PURSUANT TO THE SHARE EXCHANGE. Upon the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the Transactions set forth in
Article X of this Agreement, and immediately prior to the Effective Time, at the Closing, Hafslund Nycomed shall sell to IVAX NYCOMED, and IVAX NYCOMED shall purchase from Hafslund Nycomed, all of the shares of Nycomed Common Stock (the "NYCOMED SHARES") in exchange for (a) the issuance and sale to Hafslund Nycomed of that number of shares of IVAX NYCOMED Common Stock equal to the number of shares of Hafslund Nycomed Common Stock then outstanding, less the number of shares of Hafslund Nycomed Common Stock then held by Hafslund Nycomed or any affiliate of Hafslund Nycomed (the "IVAX NYCOMED SHARE

CONSIDERATION") and (b) the undertaking by IVAX NYCOMED to reimburse certain expenses as provided in Section 8 of the Holdings Voting Agreement.

                  SECTION 3.04. CLOSING OF SHARE EXCHANGE. Upon the terms and subject to the conditions of this Agreement, the issuance, sale and purchase of the Nycomed Shares in exchange for the IVAX NYCOMED Share Consideration shall take place at the same time and place as the Closing contemplated by Section 2.02.

                  SECTION 3.05. CLOSING DELIVERIES BY HAFSLUND NYCOMED. At the Closing, Hafslund Nycomed shall deliver or cause to be delivered to IVAX
NYCOMED:

                  (a) evidence of ownership and transfer of the Nycomed Shares, in form reasonably satisfactory to IVAX NYCOMED;

                  (b)      a receipt for the IVAX NYCOMED Share Consideration;
         and

                  (c) the opinions, certificates and other documents required to be delivered by Hafslund Nycomed pursuant to Article X.

                  SECTION 3.06. CLOSING DELIVERIES BY IVAX NYCOMED. At the Closing, IVAX NYCOMED shall deliver to Hafslund Nycomed:

                  (a) stock certificates evidencing the IVAX NYCOMED Share Consideration, in form satisfactory to Hafslund Nycomed; and

                  (b) the opinions, certificates and other documents required to be delivered by IVAX NYCOMED pursuant to Article X.

                                   ARTICLE IV

                                  THE DEMERGER

                  SECTION 4.01. HOLDINGS ORGANIZATION. (a) Immediately prior to the Demerger, Hafslund Nycomed shall incorporate, or cause the incorporation of Holdings, as an "aksjeselskap" under the laws of the Kingdom of Norway. Except as otherwise provided in this Agreement, (i) Hafslund Nycomed shall not contribute or otherwise transfer to Holdings, and Holdings shall not otherwise acquire or assume, any assets or liabilities of any kind and (ii) Holdings shall not conduct any business of any kind.

                  (b) Immediately prior to the Effective Time, Holdings shall, and Hafslund Nycomed shall cause Holdings to, take all necessary action to (i) cause the full Board of

Directors of Holdings at the Effective Time to consist of (A) four persons designated by Hafslund Nycomed and mutually agreeable to Hafslund Nycomed and IVAX and (B) one person who is currently a director of IVAX and is mutually agreeable to Hafslund Nycomed and IVAX and (ii) cause to be confirmed as managing director ("administrerende direktor") of Holdings a person nominated by Hafslund Nycomed and mutually agreeable to Hafslund Nycomed and IVAX.

                  (c) Hafslund Nycomed shall take all action necessary to cause the Articles of Association of Holdings, as of the time the Registration Statement shall have become effective, to be in the form attached hereto as
Exhibit 4.01(c). The Articles of Association of Holdings shall provide, among other things, that the name of Holdings shall be "IVAX Hafslund Nycomed B AS".

                  SECTION 4.02. CONTRIBUTION OF THE IVAX NYCOMED SHARE CONSIDERATION TO HOLDINGS. Upon the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the consummation of the Transactions set forth in Article X of this Agreement, and immediately prior to the Effective Time, Hafslund Nycomed shall contribute to Holdings all shares of IVAX NYCOMED Common Stock then held by Hafslund Nycomed. Such contribution shall be effected pursuant to, and in accordance with, the Demerger Plan (the "DEMERGER PLAN") dated the date of this Agreement substantially in the form of Exhibit 4.02 hereto.

                  SECTION 4.03. DISTRIBUTION OF HOLDINGS SHARES TO HAFSLUND NYCOMED SHAREHOLDERS. (a) Substantially contemporaneously with the contribution of the shares of IVAX NYCOMED Common Stock pursuant to Section 4.02, Hafslund Nycomed shall distribute to (i) the holders of shares of Hafslund Nycomed Class A Common Stock, one share of Holdings Common Stock per share of Hafslund Nycomed Class A Common Stock (the "CLASS A EXCHANGE RATIO") and (ii) the holders of shares of Hafslund Nycomed Class B Common Stock, one share of Holdings Common Stock per share of Hafslund Nycomed Class B Common Stock (the "CLASS B EXCHANGE RATIO"; and, together with the Class A Exchange Ratio, "DEMERGER EXCHANGE RATIOS"; the distributions made pursuant to this Section 4.03(a) being, collectively, the "DEMERGER DISTRIBUTION"). The Demerger Distribution shall be effected in accordance with the terms of the Demerger Plan.

                  (b) HAFSLUND NYCOMED OPTIONS. (i) All options (the "HAFSLUND NYCOMED OPTIONS") outstanding, whether or not exercisable and whether or not vested at the Effective Time under Hafslund Nycomed's Option Plan (the "HAFSLUND NYCOMED STOCK OPTION PLAN"), shall be cancelled at the Effective Time. Each Hafslund Nycomed Option so cancelled shall be replaced by (A) an option to acquire an equal number of shares of IVAX NYCOMED Common Stock (each a "IVAX NYCOMED OPTION"), and (B) an option to acquire an equal number of shares of Hafslund Class B Common Stock (each an "ENERGY BUSINESS OPTION"), each of which shall be exercisable upon the same terms and conditions as under the applicable Hafslund Nycomed Stock Option Plan and the applicable option agreement issued thereunder, as such terms and conditions shall be amended as hereinafter provided. Notwithstanding anything to the contrary in this Section 4.03(b), any specified treatment of the Hafslund Nycomed Options which shall be inconsistent with accounting for the Transactions as a "pooling of interests" for financial accounting purposes shall be modified to the extent necessary to make such treatment consistent with "pooling of interests" accounting treatment.

                  (ii) Each such IVAX NYCOMED Option and each such Energy Business Option shall be exercisable as promptly as practicable after the establishment of an option price per share for such option pursuant to Section 4.03(b)(iii) or 4.03(b)(iv) below, as the case may be.

                  (iii) With respect to each such IVAX NYCOMED Option, the option price per share of IVAX NYCOMED Common Stock shall be an amount, calculated in Norwegian Kroner, equal to (1) the option price per share of Hafslund Nycomed Common Stock subject to such Hafslund Nycomed Option in effect immediately prior to the Effective Time multiplied by
         (2) a fraction, the numerator of which shall be the average trading price per share of IVAX NYCOMED Common Stock on the AMEX for the twenty trading days commencing on the fifth trading day following the Effective Time and the denominator of which shall be the sum of (x) the average trading price per share of IVAX NYCOMED Common Stock on the AMEX for the twenty trading days commencing on the fifth trading day following the Effective Time plus (y) the average trading price per share of Hafslund Class B Common Stock on the OSE for the twenty trading days commencing on the fifth trading day following the Effective Time (the option price per share, as so determined, being rounded upward to the nearest full cent).

                  (iv) With respect to each Energy Business Option, the option price per share of Hafslund Class B Common Stock shall be an amount, calculated in Norwegian Kroner, equal to (1) the option price per share of Hafslund Class B Common Stock subject to such Energy Business Option in effect immediately prior to the Effective Time multiplied by (2) a fraction, the numerator of which shall be the average trading price per share of Hafslund Class B Common Stock on the OSE for the twenty trading days commencing on the fifth trading day following the Effective Time and the denominator of which shall be the sum of (x) the average trading price per share of IVAX NYCOMED Common Stock on the AMEX for the twenty trading days commencing on the fifth trading day following the Effective Time plus (y) the average trading price of Hafslund Class B Common Stock on the OSE for the twenty trading days commencing on the fifth trading day following the Effective Time (the option price per share, as so determined, being rounded upward to the nearest full cent).

                  (v) As soon as practicable after the Effective Time, IVAX NYCOMED shall deliver to each holder of an outstanding IVAX NYCOMED Option an appropriate notice setting forth such holder's rights pursuant to the corresponding IVAX NYCOMED Option. IVAX NYCOMED shall comply with the terms of all such IVAX NYCOMED Options. IVAX NYCOMED shall take all corporate action necessary to reserve for issuance a sufficient number of shares of IVAX NYCOMED Common Stock for delivery upon exercise of IVAX NYCOMED Options pursuant to the terms set forth in this Section 4.03. As soon as practicable after the Effective Time, the shares of IVAX NYCOMED Common Stock subject to Hafslund Nycomed Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and IVAX NYCOMED shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as IVAX NYCOMED Options remain outstanding. In addition, IVAX NYCOMED shall use all reasonable efforts to cause the shares of IVAX NYCOMED Common Stock subject to Hafslund Nycomed Options to be listed on the AMEX, the London Stock Exchange and such other exchanges as it may determine.

                  (vi) As soon as practicable after the Effective Time, Hafslund shall deliver to each holder of an outstanding Energy Business Option an appropriate notice setting forth such holder's rights. Hafslund shall comply with the terms of all such Energy Business Options. Hafslund shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Hafslund Class B Common Stock for delivery upon exercise of Energy Business Options pursuant to the terms set forth in this Section 4.03. In addition, Hafslund shall use all reasonable efforts to cause the shares of Hafslund Class B Common Stock subject to Energy Business Options to be listed on the OSE and such other exchanges as it may determine.

                  SECTION 4.04. EXCHANGE OF HOLDINGS SHARES FOR IVAX NYCOMED SHARES. Following the date of the Closing, holders of shares of Holdings Common Stock may exchange any number of shares of Holdings Common Stock for an equal number of shares of IVAX NYCOMED Common Stock. Holdings and IVAX NYCOMED shall take all necessary action to maintain for a ten year period following the Closing the necessary facilities (the "EXCHANGE FACILITIES") to permit such exchanges of shares to occur; PROVIDED, HOWEVER, in the event that the number of shares of Holdings Common Stock outstanding that are held by shareholders of Holdings other than IVAX NYCOMED at any time falls below 10% of the total number of shares of Holdings Common Stock then outstanding, IVAX NYCOMED may terminate the Exchange Facilities by publicly announcing that the Exchange Facilities will terminate on the date that is one year from the date of such announcement and the Exchange Facilities shall terminate on such date. Holdings and IVAX NYCOMED shall cause the Exchange Facilities to permit exchanges to occur during each 30 day period (an "EXCHANGE PERIOD") that commences on the third Business Day following a public announcement by IVAX NYCOMED of its earnings and other relevant results for the most recent quarter; PROVIDED, HOWEVER, that if IVAX NYCOMED determines in good faith that the exchange of shares during any such Exchange Period shall materially interfere with, or require premature disclosure of, any material financing, acquisition, reorganization or business combination or other material corporate event involving IVAX NYCOMED or any of its subsidiaries, then upon written notice to Holdings, IVAX NYCOMED shall be entitled to suspend exchanges of shares for a period of up to 30 Business Days; PROVIDED FURTHER, that the applicable Exchange Period shall be extended by the number of days of any such suspension; PROVIDED FURTHER, that if at any time IVAX NYCOMED shall own more than 35% of the Holdings Common Stock entitled to vote for directors at a general meeting of the shareholders of Holdings, then upon written notice to Holdings, IVAX NYCOMED shall be entitled to suspend the exchange of shares until such time as such Holdings Common Stock held by IVAX NYCOMED has been converted to "Non-Voting Stock" as provided in Section 3 of the Holdings Voting Agreement. Notwithstanding anything to the contrary in Section 12.09, solely with respect to any action seeking to enforce the provisions of this Section 4.04, Holdings and IVAX NYCOMED agree and consent to the exclusive jurisdiction of, and service of process and venue in, the Oslo City Court (Oslo Byrett), located in Oslo, Norway. Each of Holdings and IVAX NYCOMED waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including, without limitation, sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it solely arising out of this Section 4.04 which is instituted in such court.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF IVAX

                  IVAX hereby represents and warrants to Hafslund Nycomed that:

                  SECTION 5.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of IVAX and each subsidiary of IVAX (the "IVAX SUBSIDIARIES") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have an IVAX Material Adverse Effect (defined below). Each of IVAX and each IVAX Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have an IVAX Material Adverse Effect. For purposes of this Agreement, "IVAX MATERIAL ADVERSE EFFECT" means any change in or effect on the business of IVAX and the IVAX Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of IVAX and the IVAX Subsidiaries taken as a whole.

                  SECTION 5.02. ARTICLES OF INCORPORATION AND BY-LAWS. The copies of IVAX's Articles of Incorporation and By-Laws that are set forth as exhibits to IVAX's Registration Statement on Form 8-B dated July 28, 1993 are complete and correct copies thereof. Such Articles of Incorporation and By-Laws are in full force and effect. IVAX is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

                  SECTION 5.03. CAPITALIZATION. The authorized capital stock of IVAX consists of 250,000,000 shares of IVAX Common Stock. As of September 30, 1995, (i) 117,463,366 shares of IVAX Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of IVAX Common Stock are held in the treasury of IVAX or by the IVAX Subsidiaries,
(iii) 10,820,423 shares of IVAX Common Stock are reserved for future issuance pursuant to the IVAX Stock Option Plans, (iv) 2,945,669 shares of IVAX Common Stock are reserved for future issuance pursuant to the terms of IVAX's 6 1/2% Convertible Subordinated Notes due November 15, 2001 (the "IVAX SUBORDINATED NOTES"), (v) 286,469 shares of IVAX Common Stock are reserved for future issuance pursuant to the terms of IVAX's 9% Convertible Subordinated Debentures due 1995 (the "IVAX SUBORDINATED DEBENTURES") and (vi) 219,374 shares of IVAX Common Stock are reserved for future issuance pursuant to the terms of IVAX's Employee Savings Plan. Except for the IVAX Options granted pursuant to the IVAX Stock Option Plans, shares of IVAX Common Stock issuable upon the conversion of the IVAX Subordinated Notes and the IVAX Subordinated Debentures or pursuant to agreements or arrangements described in Section 5.03 of the Disclosure Schedule delivered by IVAX to Hafslund Nycomed prior to the execution of (and forming part of) this Agreement (the "IVAX DISCLOSURE SCHEDULE"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which IVAX is a party or by which IVAX is bound relating to the issued or unissued capital stock of IVAX or any IVAX Subsidiary or obligating IVAX or any IVAX Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, IVAX or any IVAX Subsidiary. All shares of IVAX Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.03 of the IVAX Disclosure Schedule, there are no outstanding contractual obligations of IVAX or any IVAX Subsidiary to repurchase, redeem or otherwise acquire any shares of IVAX Common Stock or any capital stock of any IVAX Subsidiary. Except as disclosed in
Section 5.03 of the IVAX Disclosure Schedule, each outstanding share of capital stock of each IVAX

Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by IVAX or another IVAX Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on IVAX's or such other IVAX Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not, individually or in the aggregate, have an IVAX Material Adverse Effect. Except as set forth in
Section 5.03 of the IVAX Disclosure Schedule, there are no material outstanding contractual obligations of IVAX or any IVAX Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any IVAX Subsidiary or any other person.

                  SECTION 5.04. AUTHORITY RELATIVE TO THIS AGREEMENT. IVAX has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to be consummated by IVAX. The execution and delivery of this Agreement by IVAX and the consummation by IVAX of such Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of IVAX are necessary to authorize this Agreement or to consummate such Transactions (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding shares of IVAX Common Stock and the filing and recordation of the Articles of Merger as required by the FBCA and, with respect to the Share Exchange Share Issuance, the approval of the holders of a majority of the outstanding shares of IVAX Common Stock voting with respect thereto at the IVAX Stockholders' Meeting). This Agreement has been duly authorized and validly executed and delivered by IVAX and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of IVAX, enforceable against IVAX in accordance with its terms.

                  SECTION 5.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by IVAX do not, and the performance of this Agreement by IVAX will not, (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of IVAX or any equivalent organizational documents of any IVAX Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law (as defined in Section 5.06(b)) applicable to IVAX or any IVAX Subsidiary or by which any property or asset of IVAX or any IVAX Subsidiary is bound or affected or (iii) except as set forth in Section 5.05(a) of the IVAX Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of IVAX or any IVAX Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have an IVAX Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by IVAX.

                  (b) The execution and delivery of this Agreement by IVAX do not, and the performance of this Agreement by IVAX will not, require any consent, approval, authorization or permit of, or filing by IVAX with or notification by IVAX to, any domestic or foreign governmental or regulatory authority ("GOVERNMENTAL ENTITY"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS"), the AMEX, state takeover laws, the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), such filings as are required under applicable European competition laws, filing and recordation of the Articles of Merger as required by the FBCA, and as set forth in Section 5.05(b) of the IVAX Disclosure Schedule and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent IVAX from performing its material obligations under this Agreement or (C) individually or in the aggregate, have an IVAX Material Adverse Effect.

                  SECTION 5.06. PERMITS; COMPLIANCE WITH LAWS. (a) Each of IVAX and the IVAX Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, including, without limitation, the United States Food and Drug Administration (the "FDA") and similar authorities in Norway or other jurisdictions, necessary for IVAX or any IVAX Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "IVAX PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the IVAX Permits would not, individually or in the aggregate, have an IVAX Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the IVAX Permits is pending or, to the knowledge of IVAX, threatened, except where the failure to have, or the suspension or cancellation of, any of the IVAX Permits would not, individually or in the aggregate, have an IVAX Material Adverse Effect. Neither IVAX nor any IVAX Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to IVAX or any IVAX Subsidiary or by which any property or asset of IVAX or any IVAX Subsidiary is bound or affected or (ii) any IVAX Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not, individually or in the aggregate, have an IVAX Material Adverse Effect.

                  (b) "LAW" means any federal, state or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law of the United States, Norway or any other jurisdiction, including, without limitation, the United States Food, Drug and Cosmetics Act (the "FDCA") and any other similar act or law.

                  (c) Except as disclosed in the IVAX Reports or in Section 5.06(c) of the IVAX Disclosure Schedule or as would not, individually or in the aggregate, have an IVAX Material Adverse Effect:

                  (i) all manufacturing operations of IVAX and the IVAX Subsidiaries are being conducted in substantial compliance with applicable good manufacturing practices as such businesses are presently conducted;

                  (ii) none of IVAX, the IVAX Subsidiaries or any of their respective officers, employees or agents has made any untrue statement of a material fact or fraudulent statement to the FDA or similar governmental agency, failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy, rule, regulation or law;

                  (iii) neither IVAX nor any of the IVAX Subsidiaries has received any written notice that the FDA or similar governmental agency has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of IVAX or any of the IVAX Subsidiaries, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of IVAX or any of the IVAX Subsidiaries;

                  (iv) as to each article of drug, cosmetics or vitamin manufactured and/or distributed by IVAX or any of the IVAX Subsidiaries, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or Law of any jurisdiction; and

                  (v) none of IVAX, the IVAX Subsidiaries or any of their respective officers, employees, agents, subsidiaries or affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated by any applicable Law.

                  SECTION 5.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) IVAX has timely filed all forms, reports and documents required to be filed by it with the SEC or the AMEX since January 1, 1993 through the date of this Agreement (collectively and as amended, the "IVAX REPORTS"). The IVAX Reports (i) were prepared in accordance with the requirements of the Securities Act, the Exchange Act or the AMEX, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No IVAX Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the AMEX, any other stock exchange or any other comparable Governmental Entity.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the IVAX Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of IVAX and the consolidated IVAX Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have an IVAX Material Adverse Effect).

                  (c) Except as and to the extent set forth on the consolidated balance sheet of IVAX and the consolidated IVAX Subsidiaries as of December 31, 1994, including the notes thereto, none of IVAX or any IVAX Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since January 1, 1995 that would not, individually or in the aggregate, have an IVAX Material Adverse Effect.

                  SECTION 5.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1995, except as contemplated by or as disclosed in this Agreement, as set forth in Section 5.08 of the IVAX Disclosure Schedule or as disclosed in any IVAX SEC Report filed since January 1, 1995, IVAX and the IVAX Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any IVAX Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by IVAX, (iii) any material change by IVAX in its accounting methods, principles or practices,
(iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of IVAX Common Stock or any redemption, purchase or other acquisition of any of IVAX's securities or (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of IVAX or any IVAX Subsidiary except in the ordinary course of business consistent with past practice.

                  SECTION 5.09. EMPLOYEE BENEFIT PLANS; LABOR MATTERS. (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by IVAX or any IVAX Subsidiary, or with respect to which IVAX or any IVAX Subsidiary could incur liability under
Section 4069, 4212(c) or 4204 of ERISA (the "IVAX BENEFIT PLANS"), IVAX has made available to Hafslund Nycomed a true and correct copy of (i) such IVAX Benefit Plan, (ii) each trust agreement relating to such IVAX Benefit Plan, (iii) the most recent actuarial report or valuation relating to an IVAX Benefit Plan subject to Title IV of ERISA, and (iv) the most recent determination letter, if any, issued by the Internal Revenue Service (the "IRS") with respect to any IVAX Benefit Plan qualified under Section 401(a) of the Code.

                  (b) Except as set forth in Section 5.09(b) of the IVAX Disclosure Schedule, with respect to the IVAX Benefit Plans, no event has occurred and, to the knowledge of IVAX, there exists no condition or set of circumstances in connection with which IVAX or any IVAX Subsidiary could be subject to any liability under the terms of such IVAX Benefit Plans, ERISA, the Code or any other applicable Law which would have an IVAX Material Adverse Effect.

                  (c) In addition to the foregoing, and except as set forth in
Section 5.09(c) of the IVAX Disclosure Schedule or except as would not have an IVAX Material Adverse Effect, with respect to each IVAX Benefit Plan that is not subject to United States Law (a "IVAX FOREIGN BENEFIT PLAN"):

                  (i) all employer and employee contributions to each IVAX Foreign Benefit Plan required by Law or by the terms of such IVAX Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices and a pro rata contribution for the period from the date hereof to and including the Effective Time has been made or accrued in accordance with normal accounting principles;

                  (ii) the fair market value of the assets of each funded IVAX Foreign Benefit Plan, the liability of each insurer for any IVAX Foreign Benefit Plan funded through insurance or the book reserve established for any IVAX Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such IVAX Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

                  (iii) each IVAX Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

                  (d) Except as set forth in Section 5.09(d) of the IVAX Disclosure Schedule, neither IVAX nor any IVAX Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by IVAX or any IVAX Subsidiary and no collective bargaining agreement is being negotiated by IVAX or any IVAX Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against IVAX or any IVAX Subsidiary pending or threatened in writing which may interfere with the respective business activities of IVAX or any IVAX Subsidiary, except where such dispute, strike or work stoppage would not have an IVAX Material Adverse Effect. As of the date of this Agreement, to the knowledge of IVAX, none of IVAX, any IVAX Subsidiary, or any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of IVAX or any IVAX Subsidiary, and there is no charge or complaint against IVAX or any IVAX Subsidiary by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have an IVAX Material Adverse Effect.

                  (e) IVAX has made available to Hafslund Nycomed true and complete copies of (i) all severance and employment agreements with officers of IVAX and each IVAX Subsidiary who in the fiscal year ended December 31, 1994 received a base salary in excess of $200,000; (ii) all severance programs and policies of IVAX and each IVAX Subsidiary with or relating to its employees; and
(iii) all plans, programs, agreements and other arrangements of IVAX and each IVAX Subsidiary with or relating to its employees who in the fiscal year ended December 31, 1994 received a base salary in excess of $200,000 which contain change of control provisions.

                  (f) Except as provided in Section 5.09(f) of the IVAX Disclosure Schedule or as otherwise required by Law, no IVAX Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

                  SECTION 5.10. ACCOUNTING AND TAX MATTERS. Except as disclosed in the IVAX Reports, neither IVAX nor, to the knowledge of IVAX, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger, the Share Exchange and the Demerger from qualifying for "pooling of interests" accounting treatment under applicable United States accounting rules, including, without limitation, applicable SEC accounting standards, or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. IVAX is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

                  SECTION 5.11. CONTRACTS; DEBT INSTRUMENTS. Except as disclosed in the IVAX Reports or in Section 5.11 of the IVAX Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of IVAX and the IVAX Subsidiaries taken as a whole (each, a "IVAX MATERIAL CONTRACT"). Neither IVAX nor any IVAX Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in an IVAX Material Adverse Effect. Set forth in Section 5.11 of the IVAX Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of IVAX and its subsidiaries as described in the notes to the financial statements incorporated in IVAX's Form 10-K for the year ended December 31, 1994.

                  SECTION 5.12. LITIGATION. Except as disclosed in the IVAX Reports or in Section 5.12 of the IVAX Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of IVAX, threatened against IVAX or any IVAX Subsidiary before any Governmental Entity that, individually or in the aggregate, is reasonably likely to have an IVAX Material Adverse Effect. Except as disclosed in the IVAX Reports or in Section
5.12 of the IVAX Disclosure Schedule, neither IVAX nor any IVAX Subsidiary is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have an IVAX Material Adverse Effect.

                  SECTION 5.13. ENVIRONMENTAL MATTERS. Except as disclosed in the IVAX Reports or in Section 5.13 of the IVAX Disclosure Schedule or as would not, individually or in the aggregate, have an IVAX Material Adverse Effect:

                  (a) IVAX and the IVAX Subsidiaries (i) are in compliance with all applicable Environmental Laws (as defined below), (ii) hold all Environmental Permits (as defined below) and (iii) are in compliance with their respective Environmental Permits.

                  (b) None of IVAX or any IVAX Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (defined below) or any similar Law of any state, locality or any other jurisdiction.

                  (c) None of IVAX or any IVAX Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (defined below) and, to the knowledge of IVAX, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

                  (d) None of the real property owned or leased by IVAX or any IVAX Subsidiary is listed or, to the knowledge of IVAX, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

                  For purposes of this Agreement:

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

                  "ENVIRONMENTAL LAWS" means any federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, Norway or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

                  "ENVIRONMENTAL PERMITS" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

                  "HAZARDOUS MATERIALS" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

                  SECTION 5.14. TRADEMARKS, PATENTS AND COPYRIGHTS. Except as set forth in Section 5.14 of the IVAX Disclosure Schedule, and as would not, individually or in the aggregate, have an IVAX Material Adverse Effect, IVAX and the IVAX Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of IVAX and the IVAX Subsidiaries as currently conducted, and IVAX is unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of IVAX and the IVAX Subsidiaries as currently conducted does not and will not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have an IVAX Material Adverse Effect. To the knowledge of IVAX, there are no infringements of any proprietary rights owned by or licensed by or to IVAX or any IVAX Subsidiary that, individually or in the aggregate, would have an IVAX Material Adverse Effect.

                  SECTION 5.15. TAXES. Except as set forth in Section 5.15 of the IVAX Disclosure Schedule and except for such matters that would not have an IVAX Material Adverse Effect, (a) IVAX and each of the IVAX Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of IVAX and the IVAX Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or will be paid, (c) as of the date hereof, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against IVAX or any of the IVAX Subsidiaries and (d) IVAX and each of the IVAX Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. As used in this Agreement, "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

                  SECTION 5.16. OPINION OF FINANCIAL ADVISOR. Dillon, Read & Co. Inc. ("DILLON READ") has delivered to the board of directors of IVAX its written opinion to the effect that, as of the date of this Agreement, the Merger Exchange Ratio is fair, from a financial point of view, to IVAX's stockholders. Dillon Read has authorized the inclusion of its opinion in the Proxy Statement and IVAX will promptly, after the date of this Agreement, deliver a signed copy of such opinion to Hafslund Nycomed.

                  SECTION 5.17. BROKERS. No broker, finder or investment banker (other than Dillon Read) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of IVAX. IVAX has heretofore made available to Hafslund Nycomed a complete and correct copy of all agreements between IVAX and Dillon Read pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF HAFSLUND NYCOMED

                  Hafslund Nycomed hereby represents and warrants to IVAX that:

                  SECTION 6.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Hafslund Nycomed and each subsidiary of Hafslund Nycomed (the "HAFSLUND NYCOMED SUBSIDIARIES") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Hafslund Nycomed Material Adverse Effect (defined below). Each of Hafslund Nycomed and each Hafslund Nycomed Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Hafslund Nycomed Material Adverse Effect. For purposes of this Agreement, "HAFSLUND NYCOMED MATERIAL ADVERSE EFFECT" means any change in or effect on the Medical Businesses that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Medical Businesses taken as a whole.

                  SECTION 6.02. ARTICLES OF ASSOCIATION. The copy of Hafslund Nycomed's Articles of Association delivered by Hafslund Nycomed to IVAX prior to the date of this Agreement is a complete and correct copy thereof. Such Articles of Association are in full force and effect. Hafslund Nycomed is not in violation of any of the provisions of its Articles of Association or any of its other corporate organization documents.

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                                       29

                  SECTION 6.03. CAPITALIZATION. As of the date hereof, the share capital of Hafslund Nycomed is NOK 502,675,600, divided into (i) 60,608,138 shares of issued and outstanding Hafslund Nycomed Class A Common Stock, all of which are validly issued and fully paid, and (ii) 39,926,982 shares of issued and outstanding Hafslund Nycomed Class B Common Stock, all of which are validly issued and fully paid. Except for options to acquire approximately 3,000,000 shares of Hafslund Nycomed Class B Common Stock outstanding under the Hafslund Nycomed Stock Option Plan and pursuant to the transactions contemplated by this Agreement, there are no warrants or other rights, agreements, arrangements or commitments of any character to which Hafslund Nycomed is a party or by which Hafslund Nycomed is bound relating to the share capital of Hafslund Nycomed or any Hafslund Nycomed Subsidiary or obligating Hafslund Nycomed or any Hafslund Nycomed Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Hafslund Nycomed or any Hafslund Nycomed Subsidiary. Except as set forth in Section 6.03 of the Disclosure Schedule delivered by Hafslund Nycomed to IVAX prior to the execution of (and forming part of) this Agreement (the "HAFSLUND NYCOMED DISCLOSURE SCHEDULE") and except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations of Hafslund Nycomed or any Hafslund Nycomed Subsidiary to repurchase, redeem or otherwise acquire any Hafslund Nycomed Stock or any capital stock of any Hafslund Nycomed Subsidiary. Except as disclosed in Section 6.03 of the Disclosure Schedule, each outstanding share of capital stock of each Hafslund Nycomed Subsidiary is duly authorized, validly issued and fully paid and each such share owned by Hafslund Nycomed or another Hafslund Nycomed Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Hafslund Nycomed's or such other Hafslund Nycomed Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not, individually or in the aggregate, have a Hafslund Nycomed Material Adverse Effect. Except as set forth in Section 6.03 of the Hafslund Nycomed Disclosure Schedule and except for the transactions contemplated by this Agreement, there are no material outstanding contractual obligations of Hafslund Nycomed or any Hafslund Nycomed Subsidiary not made in the ordinary course of business to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Hafslund Nycomed Subsidiary or any other person.

                  SECTION 6.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Hafslund Nycomed has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Hafslund Nycomed and the consummation by Hafslund Nycomed of such Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Hafslund Nycomed are necessary to authorize this Agreement or to consummate such Transactions except for the approval by Hafslund Nycomed's Corporate Assembly and the requisite vote of the holders of Hafslund Nycomed Common Stock of the Demerger and the Share Exchange. This Agreement has been duly authorized and validly executed and delivered by Hafslund Nycomed and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Hafslund Nycomed, enforceable against Hafslund Nycomed in accordance with its terms.

                  SECTION 6.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS; TRANSFER OF MEDICAL BUSINESSES. (a) The execution and delivery of this
Agreement by Hafslund Nycomed do not, and the performance of this Agreement by Hafslund Nycomed will not, (i) assuming due approval and adoption of all amendments thereto contemplated by this Agreement in connection with the Share Exchange and the Demerger, conflict with or violate any provision of the Articles of Association or other corporate organization documents of Hafslund Nycomed or any equivalent organizational documents of any Hafslund Nycomed Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law applicable to Hafslund Nycomed or any Hafslund Nycomed Subsidiary or by which any property or asset of Hafslund Nycomed or any Hafslund Nycomed Subsidiary is bound or affected or (iii) except as set forth in Section 6.05(a) of the Hafslund Nycomed Disclosure Schedule and for the rights granted to creditors under applicable Norwegian Law as a result of the Demerger, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Hafslund Nycomed or any Hafslund Nycomed Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have a Hafslund Nycomed Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Hafslund Nycomed.

                  (b) The execution and delivery of this Agreement by Hafslund Nycomed do not, and the performance of this Agreement by Hafslund Nycomed will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Oslo Stock Exchange (the "OSE"), applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the New York Stock Exchange, Inc. (the "NYSE"), the Frankfurt, Vienna, London and Copenhagen stock exchanges (the "EUROPEAN EXCHANGES"), the premerger notification requirements of the HSR Act, such filings as are required under applicable European competition laws, the filing of a notification to the Norwegian Ministry of Industry pursuant to the Norwegian Business Acquisition Act of 1994, the filing of certain notices with the Norwegian Register of Business Enterprises in connection with the Demerger (the "DEMERGER FILING") and as set forth in Section
6.05 of the Hafslund Nycomed Disclosure Schedule and

(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent Hafslund Nycomed from performing its material obligations under this Agreement and (C) individually or in the aggregate, have a Hafslund Nycomed Material Adverse Effect.

                  (c) Upon the consummation of the transactions contemplated by the Nycomed Purchase and Sale Agreements, Nycomed shall own (or possess all of Hafslund Nycomed's rights to) all the assets used in or held for use in the Medical Businesses.

                  SECTION 6.06. PERMITS; COMPLIANCE WITH LAWS. (a) Each of Hafslund Nycomed and the Hafslund Nycomed Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, including, without limitation, the FDA or any similar Norwegian entity or entity of any other jurisdiction, necessary for Hafslund Nycomed or any Hafslund Nycomed Subsidiary to own, lease and operate its properties or to carry on the Medical Businesses as they are now being conducted (the "HAFSLUND NYCOMED PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Hafslund Nycomed Permits would not, individually or in the aggregate, have a Hafslund Nycomed Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Hafslund Nycomed Permits is pending or, to the knowledge of Hafslund Nycomed, threatened, except where the failure to have, or the suspension or cancellation of, any of the Hafslund Nycomed Permits would not, individually or in the aggregate, have a Hafslund Nycomed Material Adverse Effect. Neither Hafslund Nycomed nor any Hafslund Nycomed Subsidiary is in conflict with, or in default or violation of,
(i) any Law applicable to Hafslund Nycomed or any Hafslund Nycomed Subsidiary or by which any property or asset of Hafslund Nycomed or any Hafslund Nycomed Subsidiary is bound or affected or (ii) any Hafslund Nycomed Permits, except in the case of each of clauses (i) and (ii) for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Hafslund Nycomed Material Adverse Effect.

                  (b) Except as disclosed in the Hafslund Nycomed SEC Reports or in Section 6.06(b) of the Hafslund Nycomed Disclosure Schedule or as would not, individually or in the aggregate, have a Hafslund Nycomed Material Adverse
Effect:

                  (i) all manufacturing operations of Hafslund Nycomed and the Hafslund Nycomed Subsidiaries relating to the Medical Businesses are being conducted in substantial compliance with applicable good manufacturing practices as such businesses are currently conducted;

                  (ii) none of Hafslund Nycomed, the Hafslund Nycomed Subsidiaries or any of their respective officers, employees or agents involved in the Medical Businesses has made any untrue statement of a material fact or fraudulent statement to the FDA or similar governmental agency, failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy or Law;

                  (iii) neither Hafslund Nycomed nor any of the Hafslund Nycomed Subsidiaries has received any written notice that the FDA or similar governmental agency has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of Hafslund Nycomed or any of the Hafslund Nycomed Subsidiaries relating to the Medical Businesses, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of Hafslund Nycomed or any of the Hafslund Nycomed Subsidiaries relating to the Medical Businesses;

                  (iv) as to each article of drug, cosmetics or vitamin manufactured and/or distributed by Hafslund Nycomed or any of the Hafslund Nycomed Subsidiaries in the conduct of the Medical Businesses, such article is not adulterated or misbranded within the meaning of the FDCA or similar Norwegian Law or Law of any other jurisdiction; and

                  (v) none of Hafslund Nycomed, the Hafslund Nycomed Subsidiaries or any of their respective officers, employees, agents, subsidiaries or affiliates involved in the Medical Businesses has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated.

                  SECTION 6.07. STOCK EXCHANGE AND SEC FILINGS; FINANCIAL STATEMENTS. (a) Hafslund Nycomed has timely filed all forms, reports and documents required to be filed by it with the SEC or the OSE since January 1, 1993 through the date of this Agreement (collectively and as amended, the "HAFSLUND NYCOMED REPORTS"). The Hafslund Nycomed Reports (i) were prepared in accordance with the requirements of the Securities Act, the Exchange Act, the OSE or Norwegian Laws or regulations, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Hafslund Nycomed Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the OSE, any other stock exchange or any other comparable Governmental Entity.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Hafslund Nycomed Reports was prepared in accordance with Norwegian generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position and results of operations of Hafslund Nycomed and the consolidated Hafslund Nycomed Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Hafslund Nycomed Material Adverse Effect).

                  (c) Except as and to the extent set forth on the consolidated balance sheet of Hafslund Nycomed and the consolidated Hafslund Nycomed Subsidiaries as of December 31, 1994, including the notes thereto, none of Hafslund Nycomed or any of the Hafslund Nycomed Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with Norwegian generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since January 1, 1995 that would not, individually or in the aggregate, have a Hafslund Nycomed Material Adverse Effect.

                  SECTION 6.08. ABSENCE OF CERTAIN CHANGES OR EVENTS; NO ACTIVITIES. Since January 1, 1995, except as contemplated by or as disclosed in this Agreement, as set forth in Section 6.08 of the Hafslund Nycomed Disclosure Schedule or as disclosed in any Hafslund Nycomed Report filed since January 1, 1995, Hafslund Nycomed and the Hafslund Nycomed Subsidiaries have conducted the Medical Businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Hafslund Nycomed Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by Hafslund Nycomed, (iii) any material change by Hafslund Nycomed in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Hafslund Nycomed Common Stock or any redemption, purchase or other acquisition of any of Hafslund Nycomed's securities or (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Hafslund Nycomed or any Hafslund Nycomed Subsidiary involved in the Medical Businesses except in the ordinary course of business consistent with past practice.

                  SECTION 6.09. EMPLOYEE BENEFIT PLANS; LABOR MATTERS. (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA maintained or contributed to by Hafslund Nycomed or any Hafslund Nycomed Subsidiary, or with respect to which Hafslund Nycomed or any Hafslund Nycomed Subsidiary could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the "HAFSLUND NYCOMED BENEFIT PLANS"), Hafslund Nycomed has made available to IVAX a true and correct copy of (i) such Hafslund Nycomed Benefit Plan, (ii) each trust agreement relating to such Hafslund Nycomed Benefit Plan,
(iii) the most recent actuarial report or valuation relating to a Hafslund Nycomed Benefit Plan subject to Title IV of ERISA and (iv) the most recent determination letter, if any, issued by the IRS with respect to any Hafslund Nycomed Benefit Plan qualified under Section 401(a) of the Code.

                  (b) Except as set forth in Section 6.09(b) of the Hafslund Nycomed Disclosure Schedule, with respect to the Hafslund Nycomed Benefit Plans, no event has occurred and, to the knowledge of Hafslund Nycomed, there exists no condition or set of circumstances in connection with which Hafslund Nycomed or any Hafslund Nycomed Subsidiary could be subject to any liability under the terms of such Hafslund Nycomed Benefit Plans, ERISA, the Code or any applicable Law which would have a Hafslund Nycomed Material Adverse Effect.

                  (c) In addition to the foregoing, and except as set forth in
Section 6.09(c) of the Hafslund Nycomed Disclosure Schedule or except as would not have a Hafslund Nycomed Material Adverse Effect, with respect to each Hafslund Nycomed Benefit Plan that is not subject to United States Law (a "HAFSLUND NYCOMED FOREIGN BENEFIT PLAN"):

                  (i) all employer and employee contributions to each Hafslund Nycomed Foreign Benefit Plan required by Law or by the terms of such Hafslund Nycomed Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices and a pro rata contribution for the period from the date hereof to and including the Effective Time has been made or accrued in accordance with normal accounting principles;

                  (ii) the fair market value of the assets of each funded Hafslund Nycomed Foreign Benefit Plan, the liability of each insurer for any Hafslund Nycomed Foreign Benefit Plan funded through insurance or the book reserve established for any Hafslund Nycomed Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Hafslund Nycomed Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

                  (iii) each Hafslund Nycomed Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

                  (d) Except as set forth in Section 6.09(d) of the Hafslund Nycomed Disclosure Schedule, neither Hafslund Nycomed nor any Hafslund Nycomed Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed in the Medical Businesses (including corporate employees) by Hafslund Nycomed or any Hafslund Nycomed Subsidiary and no such collective bargaining agreement is being negotiated by Hafslund Nycomed or any Hafslund Nycomed Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Hafslund Nycomed or any Hafslund Nycomed Subsidiary pending or threatened in writing that may interfere with the respective business activities of Hafslund Nycomed or any Hafslund Nycomed Subsidiary in the Medical Businesses, except where such dispute, strike or work stoppage would not have a Hafslund Nycomed Material Adverse Effect. As of the date of this Agreement, to the knowledge of Hafslund Nycomed, none of Hafslund Nycomed, any Hafslund Nycomed Subsidiary or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective Medical Businesses of Hafslund Nycomed or any Hafslund Nycomed Subsidiary, and there is no charge or complaint alleging any unfair labor practice against Hafslund Nycomed or any Hafslund Nycomed Subsidiary by the National Labor Relations Board or any other agency of any other jurisdiction pending or threatened in writing with respect to such Medical Businesses, except where such unfair labor practice, charge or complaint would not have a Hafslund Nycomed Material Adverse Effect.

                  (e) Hafslund Nycomed has made available to IVAX true and complete copies of (i) all severance and employment agreements with executive officers of Hafslund Nycomed and each Hafslund Nycomed Subsidiary who in the fiscal year ended December 31, 1994 received a base salary in excess of NOK 1,250,000; (ii) all severance programs and policies of Hafslund Nycomed and each Hafslund Nycomed subsidiary with or relating to its employees; and (iii) all plans, programs, agreements and other arrangements of Hafslund Nycomed and each Hafslund Nycomed Subsidiary with or relating to its employees who in the fiscal year ended December 31, 1994 received a base salary in excess of NOK 1,250,000 which contain change of control provisions.

                  (f) Except as provided in Section 6.09(f) of the Hafslund Nycomed Disclosure Schedule or as otherwise required by Law, no Hafslund Nycomed Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

                  SECTION 6.10. ACCOUNTING AND TAX MATTERS. Except as disclosed in the Hafslund Nycomed Reports, neither Hafslund Nycomed nor, to the knowledge of Hafslund Nycomed, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Share Exchange and the Demerger from qualifying for "pooling of interests" accounting treatment under applicable Norwegian accounting rules or would prevent the Demerger from constituting a transaction in which, for Norwegian income tax purposes Hafslund Nycomed stockholders will not recognize taxable income or gain. Hafslund Nycomed is not aware of any agreement, plan or other circumstance that would prevent the Demerger from so qualifying under applicable Norwegian Tax Laws.

                  SECTION 6.11. CONTRACTS; DEBT INSTRUMENTS. Except as disclosed in the Hafslund Nycomed Reports filed prior to the date of this Agreement or in
Section 6.11 of the Hafslund Nycomed Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of the Medical Businesses taken as a whole (each, a "HAFSLUND NYCOMED MATERIAL CONTRACT"). Neither Hafslund Nycomed nor any Hafslund Nycomed Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Hafslund Nycomed Material Adverse Effect. Set forth in Section 6.11 of the Hafslund Nycomed Disclosure Schedule is a description of any material changes to the amounts and terms of the indebtedness of Hafslund Nycomed and its subsidiaries as described in Hafslund Nycomed's Form 20-F for the year ended December 31, 1994.

                  SECTION 6.12. LITIGATION. Except as disclosed in the Hafslund Nycomed Reports or in Section 6.12 of the Hafslund Nycomed Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Hafslund Nycomed, threatened against Hafslund Nycomed or any Hafslund Nycomed Subsidiary before any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a Hafslund Nycomed Material Adverse Effect. Except as disclosed in the Hafslund Nycomed Reports or in
Section 6.12 of the Hafslund Nycomed Disclosure Schedule, neither Hafslund Nycomed nor any Hafslund Nycomed Subsidiary is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Hafslund Nycomed Material Adverse Effect.

                  SECTION 6.13. ENVIRONMENTAL MATTERS. Except as disclosed in the Hafslund Nycomed Reports or in Section 6.13 of the Hafslund Nycomed Disclosure Schedule or as would not, individually or in the aggregate, have a Hafslund Nycomed Material Adverse Effect:

                  (a) Hafslund Nycomed and the Hafslund Nycomed Subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) hold all Environmental Permits and (iii) are in compliance with their Environmental Permits.

                  (b) None of Hafslund Nycomed or any Hafslund Nycomed Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar Law of any state, locality or any other jurisdiction.

                  (c) None of Hafslund Nycomed or any Hafslund Nycomed Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and to the knowledge of Hafslund Nycomed, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

                  (d) None of the real property owned or leased by Hafslund Nycomed or any Hafslund Nycomed Subsidiary is listed or, to the knowledge of Hafslund Nycomed, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

                  SECTION 6.14. TRADEMARKS, PATENTS AND COPYRIGHTS. Except as set forth in Section 6.14 of the Hafslund Nycomed Disclosure Schedule, and as would not, individually or in the aggregate, have a Hafslund Nycomed Material Adverse Effect, Hafslund Nycomed and the Hafslund Nycomed Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the Medical Businesses as currently conducted and Hafslund Nycomed is unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the Medical Businesses of Hafslund Nycomed and the Hafslund Nycomed Subsidiaries as currently conducted does not and will not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have a Hafslund Nycomed Material Adverse Effect. To the knowledge of Hafslund Nycomed, there are no infringements of any proprietary rights owned by or licensed by or to Hafslund Nycomed or any Hafslund Nycomed Subsidiary and used in the Medical Businesses that, individually or in the aggregate, would have a Hafslund Nycomed Material Adverse Effect.

                  SECTION 6.15. TAXES. Except as set forth in Section 6.15 of the Hafslund Nycomed Disclosure Schedule and except for such matters that would not have a Hafslund Nycomed Material Adverse Effect, (a) Hafslund Nycomed and each of the Hafslund Nycomed Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Hafslund Nycomed and the Hafslund Nycomed Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or will be paid, (c) as of the date hereof, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against Hafslund Nycomed or any of the Hafslund Nycomed Subsidiaries and (d) Hafslund Nycomed and each of the Hafslund Nycomed Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns.

                  SECTION 6.16. OPINION OF FINANCIAL ADVISOR. Merrill Lynch & Co., Inc. ("MERRILL LYNCH") has delivered to the board of directors of Hafslund Nycomed its written opinion to the effect that, as of the date of this Agreement, the proposed consideration to be received by Holdings in exchange for the Medical Businesses in connection with the Transactions is fair to Hafslund Nycomed's shareholders, from a financial point of view, taking into account the ownership structure of IVAX NYCOMED Common Stock through Holdings. Merrill Lynch has authorized the inclusion of its opinion in the Proxy Statement and Hafslund Nycomed will promptly, after the date of this Agreement, deliver a signed copy of such opinion to IVAX.

                  SECTION 6.17. BROKERS. No broker, finder or investment banker (other than Merrill Lynch) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Hafslund Nycomed. Hafslund Nycomed has heretofore made available to IVAX a complete and correct copy of all agreements between Hafslund Nycomed and Merrill Lynch pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE VII

                        REPRESENTATIONS AND WARRANTIES OF
                                  IVAX NYCOMED

                  SECTION 7.01. REPRESENTATIONS AND WARRANTIES OF IVAX NYCOMED. IVAX NYCOMED hereby represents and warrants, to Hafslund Nycomed and IVAX that:

                  (a) IVAX NYCOMED has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the State of Florida, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the ability of IVAX NYCOMED to consummate the Transactions. IVAX NYCOMED is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the ability of IVAX NYCOMED to consummate the Transactions.

                  (b) IVAX NYCOMED has heretofore made available to each of Hafslund Nycomed and IVAX a complete and correct copy of its organizational documents, including its Articles of Incorporation and By-Laws. Such organizational documents are in full force and effect. IVAX NYCOMED is not in violation of any of the provisions of its organizational documents.

                  (c) As of the date of this Agreement, (i) the authorized capital stock of IVAX NYCOMED consists of 1,000,000,000 shares of IVAX NYCOMED Common Stock and 5,000,000 shares of preferred stock, and (ii) 100 shares of IVAX NYCOMED Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable; and no shares of preferred stock are issued and outstanding. No shares of IVAX NYCOMED capital stock are held in the treasury of IVAX NYCOMED. Except as provided in this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of IVAX NYCOMED or obligating IVAX NYCOMED to issue or sell any shares of capital stock of, or other equity interests in, IVAX NYCOMED. The IVAX NYCOMED Common Stock to be issued in connection with the Transactions, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

                  (d) IVAX NYCOMED has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by IVAX NYCOMED and the consummation by IVAX NYCOMED of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of IVAX NYCOMED are necessary to authorize this Agreement or to consummate such Transactions. This Agreement has been duly authorized and validly executed and delivered by IVAX NYCOMED and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of IVAX NYCOMED, enforceable against IVAX NYCOMED in accordance with its terms.

                  (e) (i) The execution and delivery of this Agreement by IVAX NYCOMED does not, and the performance of this Agreement by IVAX NYCOMED will not, (A) conflict with or violate any provision of the Articles of Incorporation or By-Laws of IVAX NYCOMED or (B) assuming that all consents, approvals, authorizations and other actions described in Section 7.01(e)(ii) have been obtained and all filings and obligations described in Section 7.01(e)(ii) have been made, conflict with or violate any Law applicable to IVAX NYCOMED or by which any property or asset of IVAX NYCOMED is bound or affected.

                  (ii) The execution and delivery of this Agreement by IVAX NYCOMED does not, and the performance of this Agreement by IVAX NYCOMED will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the AMEX, state takeover laws, the premerger notification requirements of the HSR Act and such filings as are required under applicable European competition laws and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (x) prevent or materially delay consummation of the Transactions or (y) otherwise prevent IVAX NYCOMED from performing its material obligations under this Agreement.

                  (f) IVAX NYCOMED has not, prior to the date of this Agreement, or except as contemplated by this Agreement, prior to the Effective Time, conducted any business other than the holding of all shares of Acquisition Sub Common Stock.

                                  ARTICLE VIII

                                    COVENANTS

                  SECTION 8.01. CONDUCT OF BUSINESS BY IVAX PENDING THE CLOSING. IVAX agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 8.01 of the IVAX Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Hafslund Nycomed shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (1) the businesses of IVAX and the IVAX Subsidiaries shall be conducted only in, and IVAX and the IVAX Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) IVAX shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of IVAX and the IVAX Subsidiaries and to preserve the current relationships of IVAX and the IVAX Subsidiaries with such of the customers, suppliers and other persons with which IVAX or any IVAX Subsidiary has significant business relations as IVAX deems reasonably necessary in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 8.01 of the IVAX Disclosure Schedule or as contemplated by any other provision of this Agreement, neither IVAX nor any IVAX Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Hafslund Nycomed, which consent shall not be unreasonably withheld or delayed:

                  (a) amend or otherwise change its Articles of Incorporation or By-Laws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of IVAX or any IVAX Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of IVAX or any IVAX Subsidiary (except for the issuance of (A) a maximum of 10,302,823 shares of IVAX Common Stock issuable pursuant to the IVAX Options outstanding on the date of this Agreement and the issuance, in the ordinary course of business, consistent with past practices and on terms no more favorable than customary prior grants, of IVAX Options to acquire 1,500,000 shares of IVAX Common Stock plus the number of shares of IVAX Common Stock previously reserved for issuance pursuant to the IVAX Stock Option Plans in effect on the date of this Agreement and the shares of IVAX Common Stock issuable pursuant to such IVAX Options, in accordance with the terms of the IVAX Stock Option Plans; (B) a maximum of 505,843 shares of IVAX Common Stock issuable pursuant to the IVAX Subordinated Notes and the IVAX Subordinated Debentures; and (C) shares of IVAX Common Stock issuable as consideration for acquisitions permitted by clause (i) of paragraph (c) of this Section 8.01); or (ii) any property or assets of IVAX or any IVAX Subsidiary, except in the ordinary course of business and in a manner consistent with past practice or in an aggregate amount not in excess of $50,000,000;

                  (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than acquisitions of assets (excluding the acquisition of a business or substantially all of the stock or assets thereof) in the ordinary course of business consistent with past practice, and any acquisitions for consideration, calculated as of the date of execution of the definitive agreement for any such acquisition that is not, in the aggregate for all such acquisitions, in excess of $15,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement, (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $50,000,000 or (C) indebtedness for borrowed money incurred to finance acquisitions permitted by clause (i) of this paragraph (c); (iii) terminate, cancel or request any material change in, or agree to any material change in, any IVAX Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of IVAX and the IVAX Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $150,000,000 for IVAX and the IVAX Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 8.01(c);

                  (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) any dividends not in excess of $.04 per share of IVAX Common Stock for the six months ending December 31, 1995 and (ii) any IVAX Subsidiary may pay dividends or make other distributions to IVAX;

                  (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees or officers of IVAX or any IVAX Subsidiary, or, except in accordance with past practices, grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of IVAX or any IVAX Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement;

                  (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required by United States generally accepted accounting principles;

                  (h) make any tax election or settle or compromise any material federal, state or local United States, Norwegian or any other jurisdiction income tax liability other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on the consolidated balance sheet of IVAX and the consolidated IVAX Subsidiaries dated as of December 31, 1994 and only to the extent of such reserves; or

                  (i) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

                  SECTION 8.02. CONDUCT OF BUSINESS BY HAFSLUND NYCOMED PENDING THE CLOSING. Hafslund Nycomed agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 8.02 of the Hafslund Nycomed Disclosure Schedule or as contemplated by any other provision of this Agreement or the Nycomed Purchase and Sale Agreement, unless IVAX shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (1) the business of Hafslund Nycomed and the Hafslund Nycomed Subsidiaries shall be conducted only in, and the Hafslund Nycomed and the Hafslund Nycomed Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) Hafslund Nycomed shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of Hafslund Nycomed and the Hafslund Nycomed Subsidiaries and to preserve the current relationships of Hafslund Nycomed and the Hafslund Nycomed Subsidiaries with such of the customers, suppliers and other persons with which Hafslund Nycomed or any Hafslund Nycomed Subsidiary has significant business relations as Hafslund Nycomed deems reasonably necessary in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 8.02 of the Hafslund Nycomed Disclosure Schedule or as contemplated by any other provision of this Agreement, neither Hafslund Nycomed nor any Hafslund Nycomed Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of IVAX, which consent shall not be unreasonably withheld or delayed:

                  (a) amend or otherwise change its Articles of Association or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of its capital stock of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Hafslund Nycomed or any Hafslund Nycomed Subsidiary

         (except for the issuance of shares of Hafslund Nycomed Common Stock issuable as consideration for acquisitions permitted by clause (i) of paragraph (c) of this Section 8.02) or (ii) any property or assets of Hafslund Nycomed or any Hafslund Nycomed Subsidiary, except in the ordinary course of business and in a manner consistent with past practice or in an aggregate amount not in excess of NOK 312,500,000;

                  (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, any acquisitions for consideration, calculated as of the date of execution of the definitive agreement for any such acquisition that is not, in the aggregate for all such acquisitions, in excess of NOK 93,750,000;
         (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement, (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of NOK 312,500,000 or (C) indebtedness for borrowed money incurred to finance acquisitions permitted by clause (i) of this paragraph (c); (iii) terminate, cancel or request any material change in, or agree to any material change in, any Hafslund Nycomed Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of Hafslund Nycomed and the Hafslund Nycomed Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of NOK 937,350,000 for Hafslund Nycomed and the Hafslund Nycomed Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 8.02(c);

                  (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than that any Hafslund Nycomed Subsidiary, other than Hafslund Invest AS, may pay dividends or make other distributions to Hafslund Nycomed;

                  (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees or officers of Hafslund Nycomed or any Hafslund Nycomed Subsidiary, or, except in accordance with past practices, grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Hafslund Nycomed or any Hafslund Nycomed Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement;

                  (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice;

                  (h) make any tax election or settle or compromise any material federal, state or local Norwegian, United States or any other jurisdiction income tax liability other than in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on the consolidated balance sheet of Hafslund Nycomed and the consolidated Hafslund Nycomed Subsidiaries dated as of December 31, 1994 and only to the extent of such reserves; or

                  (i) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

                  SECTION 8.03. COOPERATION; STEERING COMMITTEE. (a) Hafslund Nycomed and IVAX shall coordinate and cooperate in connection with (i) the preparation of the Registration Statement and the Proxy Statement, (ii) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any IVAX Material Contracts or Hafslund Nycomed Material Contracts, in connection with the consummation of the Transactions, (iii) filing any listing application with any stock exchange, (iv) obtaining any consents, amendments or waivers, or refinancing any debt of Hafslund Nycomed or IVAX under any credit agreement or similar financing arrangement and (v) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the Proxy Statement and timely seeking to obtain any such actions, consents, approvals or waivers.

                  (b) Upon the execution and delivery of this Agreement, Hafslund Nycomed and IVAX will establish a committee (the "STEERING COMMITTEE") for the purpose of, to the extent permitted by applicable Laws, facilitating the efficient combination of the respective businesses of Hafslund Nycomed and IVAX as promptly as practicable following the Effective Time. The Steering Committee will consist of a number of members mutually agreed to by Hafslund Nycomed and IVAX, an equal number of whom shall be designated by Hafslund Nycomed and IVAX, respectively. The Steering Committee will be dissolved as of the Effective Time.

                  SECTION 8.04. NOTICES OF CERTAIN EVENTS. Each of Hafslund Nycomed and IVAX shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions, (ii) any notice or other communication from any Governmental Entity in connection with the Transactions,
(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened in writing against, relating to or involving or otherwise affecting Hafslund Nycomed, IVAX or their subsidiaries that relate to the consummation of the Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any IVAX Material Contract or Hafslund Nycomed Material Contract; and (v) any change that is reasonably likely to result in an IVAX Material Adverse Effect or a Hafslund Nycomed Material Adverse Effect or is likely to delay or impede the ability of either IVAX or Hafslund Nycomed to consummate the Transactions or to fulfill its obligations set forth in this Agreement.

                  SECTION 8.05. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Hafslund Nycomed or IVAX or any of their respective subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, Hafslund Nycomed and IVAX shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 8.05 shall affect or be deemed to modify any representation or warranty made in this Agreement.

                  (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality

Agreement dated July 11, 1995 (the "CONFIDENTIALITY AGREEMENT") between Hafslund Nycomed and IVAX with respect to the information disclosed pursuant to this
Section 8.05.

                  SECTION 8.06. NO SOLICITATION OF TRANSACTIONS. (a) Each party to this Agreement will not, directly or indirectly, and will instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's subsidiaries, to take any such action; PROVIDED, HOWEVER, that nothing contained in this Section 8.06 shall prohibit the Board of Directors of Hafslund Nycomed or IVAX from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited (from the date of this Agreement) proposal by such person to acquire such party pursuant to a merger, consolidation, share exchange, tender offer, exchange offer, business combination or other similar transaction or to acquire all or substantially all of the assets of such party or any of its subsidiaries, if, and only to the extent that, (i) such Board of Directors, after consultation with outside legal counsel (which may include its regularly engaged outside legal counsel), determines in good faith that such action is required for such Board of Directors to comply with its duties to its stockholders imposed by applicable Law and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person, such party uses its reasonable best efforts to obtain from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. Each party to this Agreement shall notify the other parties promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. Each party to this Agreement immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Each party to this Agreement agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

                  (b) A "COMPETING TRANSACTION" means any of the following involving Hafslund Nycomed or IVAX, as the case may be (other than the Transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of such party and its subsidiaries, taken as a whole; (iii) a tender offer

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                                       48

or exchange offer for 25% or more of the outstanding voting securities of such party; (iv) in the case of Hafslund Nycomed, any solicitation in opposition to the Demerger and Share Exchange or (v) in the case of IVAX, any solicitation in opposition to adoption by IVAX's stockholders of this Agreement and approval of the Merger.

                  SECTION 8.07. POOLING. From and after the date of this Agreement and until the Effective Time, none of the parties hereto, or any of their respective subsidiaries or other affiliates, shall knowingly take any action, or knowingly fail to take any action, other than actions which such party is required to take or abstain from taking pursuant to this Agreement, the Holdings Voting Agreement or the Nycomed Purchase and Sale Agreement, which action or failure to act is reasonably likely to jeopardize the treatment of the Transactions, including the Merger, the Share Exchange and the Demerger as a "pooling of interests" for accounting purposes. Between the date of this Agreement and the Effective Time, each of the parties hereto shall take all reasonable actions necessary to cause the characterization of the Transactions, including the Merger, the Share Exchange and the Demerger as a pooling of interests for accounting purposes.

                  SECTION 8.08. LETTERS OF ACCOUNTANTS. Each of IVAX and Hafslund Nycomed shall use its reasonable best efforts to cause to be delivered to the other a "comfort" letter of Arthur Andersen LLP, IVAX's and Hafslund Nycomed's independent public accountants, dated and delivered as of the time the Registration Statement shall have become effective and as of the Effective Time, and addressed to the other, in form and substance reasonably satisfactory to the recipient thereof and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                  SECTION 8.09. PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not, without the prior written consent of the parties hereto, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation, IVAX NYCOMED, Holdings, Hafslund Nycomed nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

                  SECTION 8.10. PERFORMANCE OF HOLDINGS, NYCOMED AND ACQUISITION SUB OBLIGATIONS. (a) Prior to the Effective Time the parties to this Agreement shall enter into an amendment (the "AMENDMENT") to this Agreement substantially in the form of Exhibit 8.10(a) to this Agreement to include Holdings, Nycomed and Acquisition Sub as parties to this

Agreement. Hafslund Nycomed shall cause Holdings and Nycomed, and IVAX NYCOMED shall cause Acquisition Sub, to enter into the Amendment and become parties to this Agreement.

                  (b) Prior to the Effective Time, Hafslund Nycomed shall cause Holdings and Nycomed, and IVAX NYCOMED shall cause Acquisition Sub, to perform all of their respective obligations required to be performed prior to the Effective Time contained in this Agreement. Prior to the execution of the Amendment, (A) each reference in this Agreement to any obligation of Holdings or Nycomed shall be deemed to be an obligation of Hafslund Nycomed to cause Holdings or Nycomed, as the case may be, to perform their respective obligations hereunder, and (B) each reference in this Agreement to any obligation of Acquisition Sub shall be deemed to be an obligation of IVAX NYCOMED to cause Acquisition Sub to perform its obligations hereunder.

                  (c) Prior to the Effective Time, Hafslund Nycomed shall cause Holdings to enter into an agreement (the "HOLDINGS VOTING AGREEMENT") with IVAX NYCOMED, in the form of Exhibit 8.10(c) hereto, regarding, among other matters, the voting by Holdings of shares of IVAX NYCOMED Common Stock held by Holdings.

                  SECTION 8.11. TRANSFER OF ASSETS OF THE MEDICAL BUSINESSES TO NYCOMED; NON-ASSIGNABLE ASSETS. (a) In the event that, after the Effective Time, any asset properly belonging to the Medical Businesses has not been transferred to Nycomed by Hafslund Nycomed or any asset properly belonging to the Energy Business has been transferred to Nycomed by Hafslund Nycomed, each of the parties hereto shall use its best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly cause the transfer of such asset to Nycomed or to Hafslund Nycomed, as the case may be.

                  (b) To the extent that any material license, permit, contract, lease or other right or asset included in the Medical Businesses (a "NON-ASSIGNABLE ASSET"), is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or the other party thereto or any third party (including any Governmental Entity), or if such assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Law, then none of this Agreement or any Nycomed Purchase and Sale Agreement shall constitute an assignment, transfer, sublease or sublicense of such Non-Assignable Asset, or an attempted assignment, transfer, sublease or sublicense of such Non-Assignable Asset. Each of the parties hereto shall use its best efforts, and shall cooperate with each other, to obtain all consents and waivers necessary to convey all of the Non-Assignable Assets in accordance with this Agreement and the Nycomed Purchase and Sale Agreements. To the extent the necessary consents and waivers, including, without limitation, necessary consents of any Governmental Entity, cannot be obtained prior to the Closing in respect of any Non-Assignable Asset, the parties hereto shall use their best efforts to establish arrangements that are reasonable and lawful as to both the intended transferor and the intended transferee of such Non-Assignable Asset, and which provide to the person to which such Non-Assignable Asset is to be transferred the full benefits (economic and otherwise) and burdens of such Non-Assignable Asset for the remainder of its term or useful life without incurring any obligations to the intended transferor.

                  SECTION 8.12. FURTHER ACTION; CONSENTS; FILINGS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Hafslund Nycomed, IVAX or IVAX NYCOMED or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Transactions required under (A) the rules and regulations of the OSE or the European Exchanges, (B) the Securities Act, the Exchange Act and any other applicable federal or state securities Laws, (C) the HSR Act, (D) applicable European competition laws, (E) the Norwegian Business Acquisition Act of 1994 and (F) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

                  SECTION 8.13. APPROVAL OF CORPORATE ASSEMBLY. Within ten calendar days of the date of this Agreement, Hafslund Nycomed shall submit this Agreement to a meeting of its corporate assembly for approval.

                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

                  SECTION 9.01. REGISTRATION STATEMENT; PROXY STATEMENT. (a) As promptly as practicable after the execution of this Agreement, Hafslund Nycomed and IVAX shall jointly prepare and IVAX NYCOMED shall file with the SEC and the OSE a document or documents that will constitute (i) the proxy statement of IVAX relating to the special meeting of IVAX's stockholders (the "IVAX STOCKHOLDERS' MEETING") to be held to consider approval of this Agreement and the Merger, (ii) the prospectuses forming part of the registration statement on Form S-4 of IVAX NYCOMED and Form F-4 of Holdings (together with all amendments thereto, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of (A) the IVAX NYCOMED Common Stock to be issued to the stockholders of IVAX pursuant to the Merger and to Holdings pursuant to the Share Exchange Share Issuance and (B) the Holdings Common Stock to be issued to the Hafslund Nycomed stockholders pursuant to the Demerger, and (iii) the demerger prospectus with respect to the Demerger relating to the Hafslund Nycomed Stockholders' Meeting to consider approval of the Demerger (such document, together with any amendments thereof or supplements thereto, the "PROXY STATEMENT"). Copies of the Proxy Statement shall be provided to the NYSE, the AMEX, the OSE and the European Exchanges in accordance with the rules of such exchanges. Each of the parties hereto shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, IVAX NYCOMED and Holdings shall take all or any action required under any applicable Laws in connection with the issuance of shares of common stock pursuant to the Merger, the Share Exchange Share Issuance and the Demerger. Hafslund Nycomed or IVAX, as the case may be, shall furnish all information concerning Hafslund Nycomed or IVAX as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Proxy Statement will be mailed to the stockholders of Hafslund Nycomed and IVAX, or, in the case of Hafslund Nycomed, Norwegian or other required language translations or summaries thereof, as may be necessary or appropriate, will be provided to its stockholders. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the NYSE, the AMEX, the OSE and the European Exchanges, (iii) the Securities Act, (iv) Norwegian Law and (v) the FBCA.

                  (b) (i) The Proxy Statement shall include the recommendation of the Board of Directors of IVAX to the stockholders of IVAX that they vote in favor of approval of this Agreement and the Share Exchange Share Issuance; PROVIDED, HOWEVER, that the Board of Directors of IVAX may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that the Board of Directors of IVAX determines in good faith, after consultation with outside legal counsel (who may be IVAX's regularly engaged outside legal counsel), that such withdrawal, modification or change of its recommendation is consistent with the exercise of its duties to IVAX's stockholders under applicable Law. In addition, the Proxy Statement will include the opinion of Dillon Read referred to in Section 5.16.

                  (ii) The Proxy Statement shall include the recommendation of the Board of Directors of Hafslund Nycomed to the stockholders of Hafslund Nycomed that they approve the Demerger and the Share Exchange; PROVIDED, HOWEVER, that the Board of Directors of Hafslund Nycomed may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that the Board of Directors of Hafslund Nycomed determines in good faith after consultation with outside legal counsel (who may be Hafslund Nycomed's regularly engaged outside legal counsel) that such withdrawal, modification or change of its recommendation is consistent with the exercise of its duties to Hafslund Nycomed's stockholders under applicable Law. In addition, the Proxy Statement will include the opinion of Merrill Lynch referred to in Section 6.16.

                  (c) No amendment or supplement to the Proxy Statement or the Registration Statement will be made without the approval of Hafslund Nycomed and IVAX, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of IVAX NYCOMED Common Stock or Holdings Common Stock issuable in connection with the Merger, the Share Exchange Share Issuance and the Demerger for offering or sale in any jurisdiction, or of any request by the SEC, the NYSE, the AMEX, the OSE or the European Exchanges for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  (d) The information supplied by Hafslund Nycomed for inclusion in the Registration Statement and the Proxy Statement shall not, at
(i) the time the Registration Statement is filed with the SEC, (ii) if different, the time the Registration Statement is declared effective, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Hafslund Nycomed and IVAX, (iv) the time of the IVAX Stockholders' Meeting, (v) the time of the Hafslund Nycomed Stockholders' Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Hafslund Nycomed or any Hafslund Nycomed Subsidiary, or their respective officers or directors, should be discovered by Hafslund Nycomed that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Hafslund Nycomed shall promptly inform IVAX. All documents that Hafslund Nycomed is responsible for filing in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the OSE, the AMEX, the European Exchanges, the FBCA, the Securities Act and the Exchange Act.

                  (e) The information supplied by IVAX for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is filed with the SEC, (ii) if different, the time the Registration Statement is declared effective,

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                                       53

(iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of IVAX and Hafslund Nycomed, (iv) the time of the IVAX Stockholders' Meeting, (v) the time of the Hafslund Nycomed Stockholders' Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to IVAX or any IVAX Subsidiary, or their respective officers or directors, should be discovered by IVAX that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, IVAX shall promptly inform Hafslund Nycomed. All documents that IVAX is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the OSE, the AMEX, the European Exchanges, the FBCA, the Securities Act and the Exchange Act.

                  SECTION 9.02. STOCKHOLDERS' MEETINGS. IVAX shall call and hold the IVAX Stockholders' Meeting and Hafslund Nycomed shall call the Hafslund Nycomed Stockholders' Meeting (collectively, the "STOCKHOLDERS' MEETINGS") as promptly as practicable for the purpose of voting upon, in the case of IVAX, the approval of this Agreement and the Merger and, in the case of Hafslund Nycomed, the approval of the Demerger and the Share Exchange, and Hafslund Nycomed and IVAX shall use their reasonable best efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective; PROVIDED, HOWEVER, that neither IVAX nor Hafslund Nycomed, as the case may be, shall be required to hold its respective Stockholders' Meeting if its Board of Directors determines in good faith after consultation with outside legal counsel (who may be such party's regularly engaged outside legal counsel) that doing so would not be consistent with such Board of Directors' duties to its stockholders under applicable Law. IVAX shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the FBCA or applicable stock exchange requirement to obtain such approval, except to the extent that the Board of Directors of IVAX determines in good faith after consultation with outside legal counsel (who may be IVAX's regularly engaged outside legal counsel) that doing so would not be consistent with its duties to IVAX's stockholders under applicable Law. Hafslund Nycomed shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Share Exchange and the Demerger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Norwegian Law to obtain such approvals, except to the extent that the Board of Directors of Hafslund Nycomed determines in good faith after consultation with outside legal counsel (who may be Hafslund Nycomed's regularly engaged outside legal counsel) that doing so would not be consistent with its duties to Hafslund Nycomed's stockholders under applicable Law. As promptly as practicable after the date of this Agreement, Hafslund Nycomed shall call and hold a "preliminary" meeting of its stockholders for the purpose of obtaining "preliminary" approval of the Demerger (which preliminary approval shall be subject to confirmation at the Stockholders' Meeting of Hafslund Nycomed referred to above). Hafslund Nycomed shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the "preliminary" approval of the Demerger.

                  SECTION 9.03. EMPLOYEE BENEFITS MATTERS. IVAX shall amend the IVAX Stock Option Plans (i) to permit the assumption by IVAX NYCOMED of the IVAX Options at the Effective Time on the terms and conditions set forth in Section
2.09 of this Agreement and (ii) such that the IVAX Options issued pursuant to IVAX's 1994 Stock Option Plan do not terminate upon the consummation of the Transactions. IVAX NYCOMED shall adopt the 1994 Stock Option Plan and shall amend such plan to provide for the issuance of 10 million shares of IVAX NYCOMED Common Stock by the Compensation and Stock Option Committee of IVAX NYCOMED. Prior to the Effective Time, each of IVAX and Hafslund Nycomed shall, as shareholders of IVAX NYCOMED, approve the adoption and amendment of such plan by IVAX NYCOMED.

                  SECTION 9.04. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) The By-Laws of the Surviving Corporation shall contain the provisions that are set forth, as of the date of this Agreement, in the By-Laws of IVAX pertaining to the indemnification of directors, officers, employees, fiduciaries and agents, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of IVAX. IVAX NYCOMED shall guaranty the obligations of the Surviving Corporation under these provisions of the By-Laws.

                  (b) For a period of six years after the Effective Time, IVAX NYCOMED shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by IVAX and Hafslund Nycomed (provided that IVAX NYCOMED may, and in the event of the cancellation or termination of such policies IVAX NYCOMED shall, substitute therefor policies reasonably satisfactory to the indemnified parties of at least the same coverage containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events that occurred prior to the Effective Time.

                  (c) This Section 9.04 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on IVAX NYCOMED and the Surviving Corporation and their respective successors and assigns.

                  (d) Notwithstanding anything to the contrary contained herein, the Surviving Company shall, and IVAX NYCOMED shall cause the Surviving Company to,

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                                       55

assume and perform all obligations of IVAX arising under each Indemnification Agreement entered into, prior to the date hereof, between IVAX and certain officers and directors of IVAX.

                  (e) If IVAX NYCOMED or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of IVAX NYCOMED shall assume all of the obligations set forth in this Section 9.04.

                  SECTION 9.05. POOLING AFFILIATES. (a) No later than 60 days from the date of this Agreement, IVAX shall deliver to Hafslund Nycomed a list of names and addresses of those persons who were, in IVAX's reasonable judgment, on such date, affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person being a "POOLING AFFILIATE") of IVAX. IVAX shall provide Hafslund Nycomed with such information and documents as Hafslund Nycomed shall reasonably request for purposes of reviewing such list. IVAX shall use its reasonable best efforts to deliver or cause to be delivered to Hafslund Nycomed, prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 9.05(a), executed by each of the Pooling Affiliates of IVAX identified in the foregoing list and of any person who shall have become a Pooling Affiliate of IVAX subsequent to the delivery of such list.

                  (b) No later than 60 days from the date of this Agreement, Hafslund Nycomed shall deliver to IVAX a list of names and addresses of those persons who were, in Hafslund Nycomed's reasonable judgment, on such date, Pooling Affiliates of Hafslund Nycomed. Hafslund Nycomed shall provide IVAX such information and documents as IVAX shall reasonably request for purposes of reviewing such list. Hafslund Nycomed shall use its reasonable best efforts to deliver or cause to be delivered to IVAX, prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 9.05(b), executed by each of the Pooling Affiliates of Hafslund Nycomed identified in the foregoing list and of any person who shall have become a Pooling Affiliate of Hafslund Nycomed subsequent to the delivery of such list.

                  (c) If any Pooling Affiliate refuses to provide an affiliate letter, IVAX or Hafslund Nycomed, as the case may be, shall in lieu of receipt of such letter be entitled to place appropriate legends on the certificates evidencing the IVAX NYCOMED Common Stock or Holdings Common Stock, as applicable, to be received by such Pooling Affiliates pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for the IVAX NYCOMED Common Stock or Holdings Common Stock, as applicable, to the effect that the shares of the IVAX NYCOMED Common Stock or Holdings Common Stock received or to be received by such Pooling Affiliate pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for such common stock, to the effect that the shares of the common stock received or to be received by such affiliate pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares of common stock, pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of Paragraph (d) of Rule 145 promulgated under the Securities Act or pursuant to an exemption provided from registration under the Securities Act and, in any event, only after financial results covering at least 30 days of operations of IVAX NYCOMED after the Effective Date shall have been published. The foregoing restrictions on the transferability of common stock shall apply to all purported sales, transfers and other conveyances of the shares of common stock received or to be received by such affiliate pursuant to this Agreement and to all purported reductions in the interest in or risks relating to such shares of the IVAX NYCOMED or Holdings Common Stock whether or not such Pooling Affiliate has exchanged the certificates previously evidencing such Pooling Affiliate's shares of such common stock for certificates evidencing the shares of common stock into which such shares of common stock were converted. The Proxy Statement and the Registration Statement shall disclose the foregoing provisions in a reasonably prominent manner.

                  SECTION 9.06. PUBLIC ANNOUNCEMENTS. The initial press release concerning the Transactions shall be a joint press release and, thereafter, Hafslund Nycomed and IVAX shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without the prior written approval of the other party, except to the extent required by applicable Law or the requirements of the OSE, the NYSE, the AMEX or the European Exchanges, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

                  SECTION 9.07. STOCK EXCHANGE LISTINGS. (a) Hafslund Nycomed shall use its reasonable best efforts to cause the shares of Holdings Common Stock to be issued in the Demerger to be approved for listing on the OSE and the Copenhagen Stock Exchange, subject to official notice of issuance, prior to the Effective Time. Hafslund Nycomed and IVAX shall use their reasonable best efforts to cause the shares of IVAX NYCOMED Common Stock to be issued in the Merger and the Share Exchange to be approved for listing on the AMEX and the London stock exchange and such other exchanges as it may determine, subject to official notice of issuance, prior to the Effective Time.

                  (b) Notwithstanding anything in this Agreement, neither Hafslund Nycomed nor any other party hereto shall have any obligation to maintain any listing of the shares of Holdings Common Stock after such time as the number of shares of Holdings Common Stock outstanding that are held by shareholders of Holdings other than IVAX NYCOMED falls below 10% of the total number of shares of Holdings Common Stock then outstanding.

                  SECTION 9.08. AMENDMENT OF NYCOMED PURCHASE AND SALE AGREEMENT. As promptly as practicable after the date hereof, Hafslund Nycomed and IVAX shall cooperate in the preparation of an unaudited balance sheet as of September 30, 1995 for the Energy Business and an unaudited balance sheet as of September 30, 1995 for the Medical Businesses. After such preparation, Hafslund Nycomed shall continue to keep financial records consistent with those used to prepare such balance sheets. The parties hereto shall, promptly after such preparation, consult with Arthur Andersen to determine whether, based on, among other things, the presentation of the assets, liabilities and equities reflected on such balance sheets, the Nycomed Purchase and Sale Agreement requires modification in order to preserve the ability of the parties to account for the Transactions as a "pooling of interests" for financial accounting purposes. To facilitate Arthur Andersen's analysis, Hafslund Nycomed shall grant to Arthur Andersen such access to the books and records of Hafslund Nycomed as Arthur Andersen may reasonably request. If the Nycomed Purchase and Sale Agreement is inconsistent with "pooling of interests" accounting treatment, the parties hereto agree to cooperate and negotiate in good faith with a view to reaching a mutually satisfactory solution to enable the parties to account for the Transactions as a "pooling of interests" for financial accounting purposes.

                  SECTION 9.09. LEASE OF HAFSLUND MANOR. Prior to the Closing Date, Hafslund Nycomed and IVAX NYCOMED shall enter into a lease agreement for the lease by IVAX NYCOMED from Hafslund Nycomed, for a period of fifteen years, of Hafslund Manor, such lease agreement to contain customary terms mutually agreeable to Hafslund Nycomed and IVAX NYCOMED.

                                    ARTICLE X

                         CONDITIONS TO THE TRANSACTIONS

                  SECTION 10.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE TRANSACTIONS. The obligations of the parties hereto to consummate the Transactions, or to permit the consummation of the Transactions, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

                  (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the

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                                       58

         Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

                  (b) the Proxy Statement shall have been approved by the OSE and the European Exchanges and no stop order suspending the effectiveness of the Proxy Statement shall have been issued by the OSE or any of the European Exchanges and no proceeding for that purpose shall have been initiated by the OSE or any of the European Exchanges;

                  (c) each of this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of IVAX;

                  (d) each of the Demerger and the Share Exchange shall have been duly approved by the requisite vote of the stockholders of Hafslund Nycomed;

                  (e) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making any of the Transactions illegal or otherwise prohibiting their consummation;

                  (f) any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act, any other applicable competition, merger control or similar Law, including, without limitation Council Regulation (EEC) No. 4064/89 and the Norwegian Business Acquisition Act of 1994, shall have expired or been terminated;

                  (g) all consents, approvals and authorizations legally required to be obtained to consummate the Transactions shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization would not result in a change in or have an effect on the business of IVAX or Hafslund Nycomed that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of IVAX NYCOMED and its respective subsidiaries, taken as a whole, assuming for purposes of this clause (g) that the Transactions have been consummated;

                  (h) Arthur Andersen LLP, as the independent public accountant of each of IVAX and Hafslund Nycomed, shall have issued an opinion, addressed to Hafslund Nycomed and IVAX, that the Transactions, including each of the Merger, the Share Exchange and the Demerger will qualify for "pooling of interests" accounting treatment under applicable U.S. and Norwegian accounting rules, including, without limitation, applicable SEC accounting standards;

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                                       59

                  (i) (A) Shearman & Sterling shall have issued its opinion, addressed to IVAX, IVAX NYCOMED, Holdings and Hafslund Nycomed and reasonably satisfactory to them, based upon customary representations of IVAX and IVAX NYCOMED and, if required, Holdings and Hafslund Nycomed, and customary assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of IVAX, IVAX NYCOMED and Acquisition Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, such opinion to be dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of IVAX and Hafslund Nycomed, which opinion shall not have been withdrawn or modified in any material respect;

                  (B) Wiersholm, Mellbye & Bech shall have issued its opinion, addressed to IVAX, IVAX NYCOMED, Holdings and Hafslund Nycomed, based upon customary representations of Hafslund Nycomed and, if required, IVAX NYCOMED and IVAX, and customary assumptions to the effect that, under the income tax laws of Norway, the Hafslund Nycomed stockholders will not recognize taxable income or gain as a result of the Demerger, such opinion to be dated on or about the date two business days prior to the date that the Proxy Statement is first mailed to stockholders of IVAX and Hafslund Nycomed, which opinion shall not have been withdrawn or modified in any material respect;

                  (C) Morgan, Lewis & Bockius LLP shall have issued its opinion, addressed to IVAX, IVAX NYCOMED, Holdings, Hafslund Nycomed and Nycomed and reasonably satisfactory to them, based upon customary representations of IVAX, IVAX NYCOMED, Holdings, Hafslund Nycomed and Nycomed, and customary assumptions, to the effect that the transactions through which Nycomed acquires the Medical Businesses from Hafslund Nycomed, the Share Exchange and the Demerger will not trigger income or gain subject to United States federal income tax for which IVAX NYCOMED, Nycomed or any of their subsidiaries (including any subsidiaries conducting the Medical Businesses) would be liable, such opinion to be dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of IVAX and Hafslund Nycomed, which opinion shall not have been withdrawn or modified in any material respect;

                  (D) Wiersholm, Mellbye & Bech shall have issued its opinion, addressed to IVAX, IVAX NYCOMED, Holdings, Hafslund Nycomed and Nycomed and reasonably satisfactory to them, based upon customary representations of IVAX, IVAX NYCOMED, Holdings, Hafslund Nycomed and Nycomed, and customary assumptions, to the effect that under the laws of Norway, the transactions through which Nycomed acquires the Medical Businesses from Hafslund Nycomed, the Share Exchange and the Demerger will not give rise to any material income tax liability imposed by the Kingdom of Norway (or any political subdivision thereof) for which IVAX NYCOMED, Nycomed or any of their subsidiaries (including any subsidiaries conducting the Medical Businesses) or any shareholder thereof would be liable, such opinion to be dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of IVAX and Hafslund Nycomed, which opinion shall not have been withdrawn or modified in any material respect;

                  (j) the shares of IVAX NYCOMED Common Stock to be issued pursuant to the Merger and the Share Exchange shall have been authorized for listing on the AMEX and the London stock exchange subject to official notice of issuance;

                  (k) the shares of Holdings Common Stock to be issued pursuant to the Demerger shall have been authorized for listing on the OSE subject to official notice of listing;

                  (l) the notice period applicable to the Demerger Filing shall have expired;

                  (m) the Norwegian government or its Ministry of Finance shall have issued an exemption letter to the effect that the Share Exchange qualifies for tax free treatment for Hafslund Nycomed, Holdings and Hafslund Nycomed stockholders under Norwegian tax laws (subject to terms and conditions set forth in such exemption letter reasonably satisfactory to IVAX and Hafslund Nycomed) and such letter shall not have been modified or withdrawn; and

                  (n) the weighted average rate of interest payable on all debt for borrowed money of each of the Energy Business and the Medical Business after the refinancing thereof pursuant to the Demerger Plan shall not exceed the LIBOR Rate by more than 5.00% per annum or another appropriate base rate together with a comparable interest rate spread. The "LIBOR RATE" means the interest rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London Time) two business days prior to the Effective Time in an amount substantially equal to the total amount of such refinanced debt and for a period equal to six months.

                  SECTION 10.02. CONDITIONS TO THE OBLIGATIONS OF IVAX. The obligations of IVAX to consummate the Transactions, or to permit the consummation of the Transactions, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                  (a) each of the representations and warranties of each of Hafslund Nycomed, Holdings and Nycomed (together, the "HAFSLUND NYCOMED PARTIES") contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than

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                                       61

         representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and IVAX shall have received a certificate of the Chairman, President or Chief Financial Officer of each of the Hafslund Nycomed Parties to such effect;

                  (b) each of the Hafslund Nycomed Parties shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and IVAX shall have received a certificate of the Chairman, President or Chief Financial Officer of Hafslund Nycomed to that effect;

                  (c) no event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Hafslund Nycomed Material Adverse Effect; and

                  (d) IVAX NYCOMED and Holdings shall have entered into the Holdings Voting Agreement.

                  SECTION 10.03. CONDITIONS TO THE OBLIGATIONS OF HAFSLUND NYCOMED, HOLDINGS AND NYCOMED. The obligations of Hafslund Nycomed, Holdings and Nycomed to consummate the Transactions, or to permit the consummation of the Transactions, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                  (a) each of the representations and warranties of IVAX contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Hafslund Nycomed shall have received a certificate of the Chairman, President or Chief Financial Officer of IVAX to such effect;

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                                       62

                  (b) IVAX shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Hafslund Nycomed shall have received a certificate of the Chairman, President or Chief Financial Officer of IVAX to that effect;

                  (c) No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, an IVAX Material Adverse Effect; and

                  (d) IVAX NYCOMED shall have entered into the Holdings Voting Agreement.

                  SECTION 10.04. CONDITIONS TO THE OBLIGATIONS OF IVAX NYCOMED AND ACQUISITION SUB. The obligations of IVAX NYCOMED and Acquisition Sub to consummate the Transactions, or to permit the consummation of the Transactions, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                  (a) the conditions set forth in Sections 10.01, 10.02(a), 10.02(b), 10.02(c), 10.03(a), 10.03(b) and 10.03(c) shall have been satisfied or, if permitted by applicable Law, waived; and

                  (b) Holdings shall have entered into the Holdings Voting Agreement.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 11.01. TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

                  (a) by mutual written consent duly authorized by the Boards of Directors of each of Hafslund Nycomed and IVAX;

                  (b) by either Hafslund Nycomed or IVAX, if the Effective Time shall not have occurred on or before June 30, 1996; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

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                                       63

                  (c) by either Hafslund Nycomed or IVAX, if any order, writ, injunction or decree preventing the consummation of the Merger, the Share Exchange or the Demerger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

                  (d) by Hafslund Nycomed, if (i) the Board of Directors of IVAX withdraws, modifies or changes its recommendation of this Agreement and the Merger in a manner adverse to Hafslund Nycomed or its stockholders or shall have resolved to do so, (ii) the Board of Directors of IVAX shall have recommended to the stockholders of IVAX a Competing Transaction or shall have resolved to do so, or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of IVAX is commenced, and the Board of Directors of IVAX fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

                  (e) by IVAX, if (i) the Board of Directors of Hafslund Nycomed withdraws, modifies or changes its recommendation of the Share Exchange and the Demerger in a manner adverse to IVAX or its stockholders or shall have resolved to do so, (ii) the Board of Directors of Hafslund Nycomed shall have recommended to the stockholders of Hafslund Nycomed a Competing Transaction or shall have resolved to do so, or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Hafslund Nycomed is commenced, and the Board of Directors of Hafslund Nycomed fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

                  (f) by Hafslund Nycomed or IVAX, (i) if this Agreement and the Merger shall fail to receive the requisite vote for approval at the IVAX Stockholders' Meeting or any adjournment or postponement thereof, or (ii) if the Share Exchange and the Demerger shall fail to receive the requisite votes for approval at the Hafslund Nycomed Stockholders' Meeting;

                  (g) by Hafslund Nycomed, upon a breach of any material representation, warranty, covenant or agreement on the part of IVAX set forth in this Agreement, or if any representation or warranty of any IVAX Party shall have become untrue, in either case such that the conditions set forth in Section 10.03 would not be satisfied ("TERMINATING IVAX BREACH"); PROVIDED, HOWEVER, that, if such Terminating IVAX Breach is curable by such IVAX Party through the exercise of its best reasonable efforts and for so long as such IVAX Party continues to exercise such best reasonable efforts, Hafslund Nycomed may not terminate this Agreement under this

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                                       64

         Section 11.01(g); and PROVIDED FURTHER that the preceding proviso shall not in any event be deemed to extend the date set forth in paragraph
         (b) of this Section 11.01;

                  (h) by IVAX, upon breach of any material representation, warranty, covenant or agreement on the part of any Hafslund Nycomed Party set forth in this Agreement, or if any representation or warranty of any Hafslund Nycomed Party shall have become untrue, in either case such that the conditions set forth in Section 10.02 would not be satisfied ("TERMINATING HAFSLUND NYCOMED BREACH"); PROVIDED, HOWEVER, that, if such Terminating Hafslund Nycomed Breach is curable by such Hafslund Nycomed Party through the exercise of its best reasonable efforts and for so long as such Hafslund Nycomed Party continues to exercise such best reasonable efforts, IVAX may not terminate this Agreement under this Section 11.01(h); and, PROVIDED FURTHER that the preceding proviso shall not in any event be deemed to extend the date set forth in paragraph (b) of this Section 11.01;

                  (i) by Hafslund Nycomed, if the Board of Directors of Hafslund Nycomed shall, following receipt of advice of outside legal counsel (who may be Hafslund Nycomed's regularly engaged outside legal counsel) that failure to so terminate would be inconsistent with its duties to its stockholders under applicable Law, have withdrawn, modified or changed its recommendation of the approval of the Demerger and the Share Exchange in a manner adverse to IVAX and, on or prior to such date, any person (other than IVAX) shall have made a public announcement or otherwise communicated to Hafslund Nycomed and its stockholders with respect to a Competing Transaction that, as determined by the Board of Directors of Hafslund Nycomed after consultation with its outside legal counsel (who may be its regularly engaged outside legal counsel) and financial advisers, contains terms more favorable to the stockholders of Hafslund Nycomed than those provided for in the Transactions; PROVIDED, HOWEVER, that Hafslund Nycomed may not terminate this Agreement pursuant to this subsection
         (i) until three business days have elapsed following delivery to IVAX of written notice of such determination of Hafslund Nycomed (which written notice will inform IVAX of the material terms and conditions of the Competing Transaction); PROVIDED FURTHER, HOWEVER, that such termination under this Section 11.01(i) shall not be effective until Hafslund Nycomed has made payment to IVAX of the amounts required to be paid pursuant to Section 11.05(c);

                  (j) by IVAX, if the Board of Directors of IVAX shall, following receipt of advice of outside legal counsel (who may be IVAX's regularly engaged outside legal counsel) that failure to so terminate would be inconsistent with its duties to its stockholders under applicable Law, have withdrawn, modified or changed its recommendation of the adoption of this Agreement and the Merger in a manner adverse to Hafslund Nycomed and, on or prior to such date, any person (other than Hafslund Nycomed) shall have made a public announcement or otherwise

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                                       65

         communicated to IVAX and its stockholders with respect to a Competing Transaction that, as determined by the Board of Directors of IVAX after consultation with its outside legal counsel (who may be its regularly engaged outside legal counsel) and financial advisers, contains terms more favorable to the stockholders of IVAX than those provided for in the Transactions; PROVIDED, HOWEVER, that IVAX may not terminate this Agreement pursuant to this subsection (j) until three business days have elapsed following delivery to Hafslund Nycomed of written notice of such determination of IVAX (which written notice will inform Hafslund Nycomed of the material terms and conditions of the Competing Transaction); PROVIDED FURTHER, HOWEVER, that such termination under this Section 11.01(j) shall not be effective until IVAX has made payment to Hafslund Nycomed of the amounts required to be paid pursuant to Section 11.05(b); or

                  (k) by IVAX, if the corporate assembly of Hafslund Nycomed has not approved this Agreement within ten calendar days of the date hereof.

                  SECTION 11.02. EFFECT OF TERMINATION. Except as provided in
Section 12.01, in the event of termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any Hafslund Nycomed Party or any IVAX Party or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Section 11.05(b), (c) and (d); PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations and warranties or the wilful breach of any of its covenants or agreements set forth in this Agreement.

                  SECTION 11.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval of this Agreement by the stockholders of IVAX or Hafslund Nycomed, as the case may be, no amendment may be made that would reduce the amount or change the type of consideration into which each share of IVAX Common Stock or Hafslund Nycomed Common Stock, as the case may be, shall be converted upon consummation of the Transactions. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 11.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any waiver of a condition set forth in Section 10.01, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of IVAX and Hafslund Nycomed and, unless otherwise

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                                       66

specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such condition for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  SECTION 11.05. FEES AND EXPENSES. (a) Except as set forth in this Section 11.05, all Expenses (as defined below) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger, the Share Exchange or the Demerger is consummated, except that Hafslund Nycomed and IVAX each shall pay one-half of all Expenses incurred solely for printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement, and the fee required to be paid in connection with the HSR Act. "EXPENSES", as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, the filing of HSR Act notice and all other matters related to the closing of the Transactions.

                  (b)      IVAX agrees that, if:

                  (A)      IVAX shall terminate this Agreement pursuant to
         Section 11.01(j),

                  (B) (x) Hafslund Nycomed shall terminate this Agreement pursuant to Section 11.01(d) and (y) at the time of such termination, there shall exist a Competing Transaction with respect to IVAX, or

                  (C) (i) Hafslund Nycomed shall terminate this Agreement pursuant to Section 11.01(f)(i), (ii) at the time of such failure to so approve this Agreement there shall exist or have been proposed a Competing Transaction with respect to IVAX and (iii) within 12 months thereafter, IVAX shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction shall be consummated, then, in the case of (A), prior to such termination, in the case of (B), promptly after such termination, or, in the case of (C), promptly after the execution and delivery of such agreement or such consummation, IVAX shall pay to Hafslund Nycomed an amount equal to $50 million (the "IVAX TERMINATION FEE").

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                                       67

                  (c)      Hafslund Nycomed agrees that, if:

                  (A) Hafslund Nycomed shall terminate this Agreement pursuant to Section 11.01(i),

                  (B)      (x) IVAX shall terminate this Agreement pursuant to
         Section 11.01(e) and (y) at the time of such termination, there shall exist a Competing Transaction with respect to Hafslund Nycomed, or

                  (C)      (i) IVAX shall terminate this Agreement pursuant to
         Section 11.01(f)(ii), (ii) at the time of such failure to so approve this Agreement there shall exist or have been proposed a Competing Transaction with respect to Hafslund Nycomed and (iii) within 12 months thereafter, Hafslund Nycomed shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction shall be consummated, then, in the case of (A), prior to such termination, in the case of (B), promptly after such termination, or, in the case of (C), promptly after the execution and delivery of such agreement or such consummation, Hafslund Nycomed shall pay to IVAX an amount equal to $50 million (the "HAFSLUND NYCOMED TERMINATION FEE").

                  (d) Each of Hafslund Nycomed and IVAX agrees that the payments provided for in Section 11.05(b) and (c) shall be the sole and exclusive remedies of the parties upon a termination of this Agreement pursuant to Section 11.01(d), (e), (f), (i) or (j), as the case may be, and such remedies shall be limited to the payments stipulated in Section 11.05(b) and (c), regardless of the circumstances giving rise to such termination; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations and warranties or the wilful breach of any of its covenants or agreements set forth in this Agreement.

                  (e) Any payment required to be made pursuant to Section 11.05(b) or (c) shall be made to the party entitled to receive such payment not later than two business days after delivery to the other party of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 11.05(e).

                  (f) In the event that Hafslund Nycomed or IVAX, as the case may be, shall fail to pay the Hafslund Nycomed Termination Fee or the IVAX Termination Fee, as the case may be, the amount of any such Hafslund Nycomed Termination Fee or IVAX Termination Fee shall be increased to include the costs and expenses actually incurred or accrued by the other (including, without limitation, fees and expenses of counsel) in

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                                       68

connection with the collection under and enforcement of this Section 11.05, together with interest on such unpaid Hafslund Nycomed Termination Fee or IVAX Termination Fee, commencing on the date that such Hafslund Nycomed Termination Fee or IVAX Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 1.00%.

                                   ARTICLE XII

                               GENERAL PROVISIONS

                  SECTION 12.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 11.01, as the case may be, except that the agreements set forth in Articles II, III and IV and Sections 4.04, 8.09, 8.11 and 9.04, and this Article XII shall survive the Effective Time, those set forth in Sections 8.05(b) and 11.05 and this Article XII shall survive termination, and those set forth in Section 9.06 shall survive for a period of 90 days after termination of this Agreement. Each party agrees that, except for the representations and warranties contained in this Agreement and the respective Disclosure Schedules, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

                  SECTION 12.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

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                                       69

                  if to any Hafslund Nycomed Party:

                           Hafslund Nycomed AS
                           Corporate Headquarters
                           Slemdalsveien 37
                           PO Box 5010 Majorstua
                           N-0301 Oslo
                           Attention:  Erik Thyness
                           Telecopier:  47-2296-3611

                  with a copy to each of:

                           Wiersholm, Mellbye & Bech
                           Kirkegaten 15
                           Postboks 400 Sentrum
                           N-0103 Oslo, Norway
                           Attention:  Jan-Fredrik Wilhelmsen
                           Telecopier:  47-2241-0600

                           Morgan, Lewis & Bockius LLP
                           2000 One Logan Square
                           Philadelphia, PA  19103-6993
                           Attention:  Howard L. Shecter
                           Telecopier:  (215) 963-5299

                  if to any IVAX Party:

                           IVAX Corporation
                           8800 N.W. 36th Street
                           Miami, Florida  33178
                           Attention:  Armando A. Tabernilla, General Counsel
                           Telecopier:  (305) 590-2615

                  with a copy to each of:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Attention:  Peter D. Lyons
                           Telecopier:  (212) 848-7179

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                                       70

                           Thommessen Krefting Greve Lund AS
                           Advokatfirma
                           Tollbodgaten
                           Oslo, Norway
                           Attention:  Carl Erik Krefting
                           Telecopier:  47-2242-3557

                  SECTION 12.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

                  (a) "AFFILIATE" has the meaning specified in Rule 144 promulgated by the SEC under the Securities Act;

                  (b) "BENEFICIAL OWNER" with respect to any shares of capital stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock;

                  (c) "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, USA or in Oslo, Norway;

                  (d) "$" means United States Dollars.

                  (e) "KNOWLEDGE" means, with respect to any matter in question, that the executive officers of Hafslund Nycomed or IVAX, as the case may be, (i) have actual knowledge of such matter, or (ii) after due investigation, should have known of such matter;

                  (f) "NOK" means Norwegian Kroner;

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                                       71

                  (g) "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "PERSON" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                  (h) "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  SECTION 12.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 12.05. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 4.04 and 9.04 (the "THIRD PARTY PROVISIONS"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

                  SECTION 12.06. INCORPORATION OF EXHIBITS. The Hafslund Nycomed Disclosure Schedule, the IVAX Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

                  SECTION 12.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not

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                                       72

performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  SECTION 12.08. GOVERNING LAW; GOVERNING LANGUAGE. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Transactions or to matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties acknowledge that, at the request and for the benefit of Hafslund Nycomed, this Agreement may be translated into Norwegian and other languages. The parties agree that this English version shall in all respects be the controlling version of this Agreement.

                  SECTION 12.09. SUBMISSION TO JURISDICTION; VENUE. Subject to the provisions of Section 4.04, the parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, any applicable courts sitting in London, England (the "LONDON COURTS") for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court. Each party irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. Hafslund Nycomed shall appoint a person reasonably satisfactory to IVAX as its authorized agent (the "HAFSLUND NYCOMED AUTHORIZED AGENT") upon whom process may be served in any such action arising out of or relating to this Agreement or the transactions contemplated hereby which may be instituted in the London Courts by any other party hereto. Such appointment shall be irrevocable. Hafslund Nycomed agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Hafslund Nycomed Authorized Agent and written notice of such service to Hafslund Nycomed shall be deemed, in every respect, effective service of process upon Hafslund Nycomed. IVAX shall appoint a party reasonably satisfactory to Hafslund Nycomed as its authorized agent (the "IVAX AUTHORIZED AGENT") upon whom process may be served in any such action arising out of or relating to this Agreement or the transactions contemplated hereby which may be instituted in the London Courts by any other party hereto. Such appointment shall be irrevocable. IVAX agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the IVAX Authorized Agent and written notice of such service to IVAX shall be deemed, in every respect, effective service of process upon IVAX.

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                                       73

                  SECTION 12.10. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 12.11. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 12.12. ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Hafslund Nycomed Disclosure Schedule and the IVAX Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  IN WITNESS WHEREOF, Hafslund Nycomed, IVAX and IVAX NYCOMED have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                               HAFSLUND NYCOMED AS

                                               By /s/ SVEIN AASER
                                                  ---------------------------
                                                  Name:     Svein Aaser
                                                  Title:    Managing Director

                                               IVAX CORPORATION

                                               By /s/ PHILLIP FROST
                                                  ------------------------------
                                                  Name:     Phillip Frost, M.D.
                                                  Title:    Chairman and Chief
                                                            Executive Officer

                                               IVAX NYCOMED CORPORATION

                                               By /s/ PHILLIP FROST
                                                  ------------------------------
                                                  Name:     Phillip Frost, M.D.
                                                  Title:    Chairman

                                               By /s/ SVEIN AASER
                                                  ------------------------------
                                                  Name:     Svein Aaser
                                                  Title:    President and Chief
                                                            Executive Officer